Exhibit 10.1

STRICTLY CONFIDENTIAL

TRANSACTION AGREEMENT

Dated as of June 8, 2014

among

GAUSS HOLDINGS LLC

AUVERGNE, LLC

GAUSS LLC

GOLDEN QUEEN MINING COMPANY, INC.

and

GOLDEN QUEEN MINING CO. LTD.

i

TABLE OF CONTENTS
(Continued)

Exhibits:

Exhibit A	JV Operating Agreement

Exhibit B	Gauss Operating Agreement

Exhibit C	Expense Reimbursement Letter

Exhibit D	Knowledge

Exhibit E	Rights Offering Term Sheet

ii

TRANSACTION AGREEMENT

          This TRANSACTION AGREEMENT, dated as of June 8, 2014 (this “Agreement”), is by and among Gauss Holdings LLC, a Delaware limited liability company (“LUK Holdco”), Gauss LLC, a Delaware limited liability company (“Gauss”), Auvergne, LLC, a Delaware limited liability company (“Auvergne”), Golden Queen Mining Co. Ltd., a British Columbia corporation (“Golden Queen”) and Golden Queen Mining Company, Inc., a California corporation and wholly owned subsidiary of Golden Queen (“GQ California” and together with LUK Holdco, Auvergne, Gauss and Golden Queen, the “Parties” and each a “Party”). Certain terms used in this Agreement are used as defined in Section 7.10.

          WHEREAS, LUK Holdco, Auvergne, Gauss, GQ California and Golden Queen desire to enter into a joint venture arrangement (the “Joint Venture”) pursuant to and in accordance with the terms and conditions set forth in the Amended and Restated LLC Agreement of GQ California, by and among Gauss, Golden Queen, GQ Holdco (defined below) and GQ California, attached hereto as Exhibit A (the “JV Operating Agreement”);

          WHEREAS, in connection with and in furtherance of such Joint Venture, LUK Holdco has formed Gauss which, as of the Closing Date, shall have admitted Auvergne as a new member and shall be owned and operated pursuant to and in accordance with the terms and conditions set forth in the Amended and Restated Limited Liability Company Agreement of Gauss, by and among LUK Holdco, Auvergne and Gauss, attached hereto as Exhibit B (the “Gauss Operating Agreement”);

          WHEREAS, in connection with and in furtherance of such Joint Venture, prior to the Closing Date, Golden Queen will form a California corporation as a wholly owned Subsidiary of Golden Queen (such newly formed entity, “GQ Holdco”) and will contribute all of the outstanding capital stock of GQ California to GQ Holdco and convert GQ California into a California limited liability company in accordance with and subject to the terms and conditions contained herein;

          WHEREAS, concurrently with the execution of the JV Operating Agreement and the Gauss Operating Agreement on the Closing Date, GQ California shall issue to Gauss membership interests of GQ California (the “Interests”) equal to fifty percent (50%) of the total Interests to be issued and outstanding after giving effect to such issuance (the “Newly Issued Interests”) in exchange for the payment by Gauss of the Purchase Price and in consideration of the covenants and undertakings set forth in the JV Operating Agreement, including the obligations related to the Mandatory Top Up Contribution and the Mandatory Alternative Contribution (each as defined in the JV Operating Agreement);

          WHEREAS, concurrently with the execution of this Agreement, Leucadia National Corporation, a New York corporation and parent of LUK Holdco (“LUK”), LUK Holdco and Gauss, on the one hand, and Auvergne and Gauss, on the other hand, entered into letter agreements pursuant to which LUK and Auvergne, respectively, have committed to provide to Gauss, subject solely to the terms and conditions contained therein, equity financing in the amounts set forth therein, which aggregate amounts, when funded to Gauss, will be sufficient for Gauss to purchase the Newly Issued Interests at Closing;

          WHEREAS, it is contemplated that on or about the Closing Date, Golden Queen will commence the Rights Offering (as defined and in accordance with the terms set forth in Section 4.12) to raise gross proceeds of up to US$45,000,000, and in connection with the Rights Offering (a) LUK Holdco and Auvergne have agreed to purchase any common shares of Golden Queen not purchased by holders of the Rights issued in the Rights Offering and (b) Golden Queen has agreed to pay LUK Holdco and Auvergne a non-refundable commitment fee at Closing in an aggregate amount of US$2,250,000 (the “Commitment Fee”), in each case, on the terms and subject to the conditions set forth in that certain Rights Offering Commitment Agreement executed by LUK Holdco, Auvergne and Golden Queen concurrently with the execution of this Agreement (the “Rights Offering Commitment Agreement”);

          WHEREAS, the representations, warranties and covenants made in this Agreement by each Party are a material inducement to each of the other Parties to enter into this Agreement and the Transactions; and

          WHEREAS, the respective Boards of Directors (or similar managing body) of the Parties have approved this Agreement, the Transactions and the Rights Offering Transactions on the terms and subject to the conditions provided for in this Agreement.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, LUK Holdco, Auvergne, Gauss, GQ California and Golden Queen hereby agree as follows:

ARTICLE I - ISSUANCE OF INTERESTS; CLOSING

     1.1     Issuance of Interests and Payments at Closing.

          (a)     Upon the terms and subject to the conditions contained herein, at the Closing on the Closing Date, GQ California shall issue to Gauss, free and clear of any and all Liens, the Newly Issued Interests, and Gauss shall pay an amount in cash equal to One Hundred Ten Million U.S. Dollars (US$110,000,000) (the “Purchase Price”) for such Newly Issued Interests by wire transfer of immediately available funds to an account designated by GQ California at least two (2) Business Days prior to the Closing Date.

          (b)     At the Closing on the Closing Date, GQ California shall pay an amount of two million U.S. Dollars (US$2,000,000.00) to LUK Holdco by wire transfer of immediately available funds to an account designated by LUK Holdco at least two (2) Business Days prior to the Closing Date.

          (c)     At the Closing on the Closing Date, GQ California shall pay an amount of two hundred seventy five thousand U.S. Dollars (US$275,000.00) to Auvergne by wire transfer of immediately available funds to an account designated by Auvergne at least two (2) Business Days prior to the Closing Date.

          (d)     At the Closing on the Closing Date, Golden Queen shall pay, in respect of the Commitment Fee, (i) an amount of one million five hundred eighteen thousand seven hundred and fifty U.S. Dollars (US$1,518,750.00) to LUK Holdco by wire transfer of immediately available funds to an account designated by LUK Holdco at least two (2) Business Days prior to the Closing Date, and (ii) an amount of seven hundred thirty one thousand two hundred and fifty U.S. Dollars (US$731,250.00) to Auvergne by wire transfer of immediately available funds to an account designated by Auvergne at least two (2) Business Days prior to the Closing Date.

          (e)     At the Closing on the Closing Date, GQ California shall repay the Interim Advances and any other amounts or obligations outstanding under the Interim Advances.

     1.2     Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 at 10:00 a.m. (New York City time) on a date to be specified by the Parties, which date shall be no later than the third Business Day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or at such other place, date and/or time as may be agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

     1.3     Closing Deliverables by Golden Queen and GQ California. At the Closing, Golden Queen and GQ California shall deliver to LUK Holdco, Gauss and Auvergne:

          (a)     a copy of the JV Operating Agreement duly executed by each of Golden Queen, GQ Holdco and GQ California;

          (b)     a copy of the Expense Reimbursement Letter duly executed by each of Golden Queen and GQ California;

          (c)     the officer’s certificates required to be delivered pursuant to Section 5.2(d);

          (d)     certified copies of the resolutions duly adopted by the Board of Directors (or similar managing body) of each of Golden Queen, GQ Holdco and GQ California authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the Transactions;

          (e)     certified copies of the resolutions duly adopted by the shareholders of Golden Queen authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the Transactions;

          (f)     certified copies of the resolutions of the managers or the sole member of GQ California, in a form reasonably satisfactory to Gauss, evidencing the valid issuance of the Newly Issued Interests free and clear of all Liens;

          (g)     a certification of non-foreign status stating that GQ Holdco is not a foreign person in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code;

          (h)     such resolutions, certificates or other documents as LUK Holdco, Gauss or Auvergne may reasonably request in connection with the consummation of the Transactions;

          (i)     copies of such circulars, listing qualifications, effectiveness orders, resolutions, certificates or other documents, as applicable, as LUK Holdco, Gauss or Auvergne may reasonably request in connection with the Transactions; and

          (j)     a certificate of good standing for GQ California from the State of California, dated no more than three (3) Business Days prior to the Closing Date.

     1.4     Closing Deliverables by LUK Holdco. At the Closing, LUK Holdco shall deliver to Golden Queen, GQ California and Auvergne:

          (a)     a copy of the Gauss Operating Agreement duly executed by LUK Holdco;

          (b)     the officer’s certificates required to be delivered pursuant to Section 5.3(c);

          (c)     certified copies of the resolutions duly adopted by the sole member of LUK Holdco authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the Transactions to which LUK Holdco is a party; and

          (d)     such resolutions, certificates or other documents as Golden Queen or GQ California may reasonably request in connection with the consummation of the Transactions to which LUK Holdco is a party.

     1.5     Closing Deliverables by Auvergne. At the Closing, Auvergne shall deliver to Golden Queen, GQ California and LUK Holdco:

          (a)     a copy of the Gauss Operating Agreement duly executed by Auvergne;

          (b)     the officer’s certificates required to be delivered pursuant to Section 5.3(c);

          (c)     certified copies of the resolutions duly adopted by the Board of Managers of Auvergne authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the Transactions to which Auvergne is a party; and

          (d)     such resolutions, certificates or other documents as Golden Queen or GQ California may reasonably request in connection with the consummation of the Transactions to which Auvergne is a party.

     1.6 Closing Deliverables by Gauss. At the Closing, Gauss shall deliver to Golden Queen, GQ California, LUK Holdco and Auvergne:

          (a)     the Purchase Price;

          (b)     a copy of the JV Operating Agreement duly executed by Gauss;

          (c)     the officer’s certificates required to be delivered pursuant to Section 5.3(c);

          (d)     certified copies of the resolutions duly adopted by the Board of Managers of Gauss authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the Transactions to which Gauss is a party; and

          (e)     such resolutions, certificates or other documents as Golden Queen or GQ California may reasonably request in connection with the consummation of the Transactions to which Gauss is a party.

     1.7 Tax Treatment of the Issuance of Newly Issued Interests. The parties intend and agree that, in accordance with Rev. Rul. 99-5, 1999-1 C.B. 434, for federal income tax purposes, the issuance of the Newly Issued Interests to Gauss pursuant to this Agreement shall be treated as (i) the contribution of an amount of cash equal to the Purchase Price by Gauss to a partnership in exchange for an interest in such partnership, and (ii) the contribution by GQ Holdco of all the assets of GQ California to the partnership in exchange for an interest in such partnership. The parties further agree that the tax treatment described in this paragraph shall apply for any applicable state, county or local tax purposes.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF GOLDEN QUEEN

          Except as disclosed in the definitive disclosure schedule letter delivered by Golden Queen to LUK Holdco, Gauss and Auvergne prior to the execution of this Agreement (the “GQ Disclosure Schedule”), Golden Queen hereby represents and warrants to LUK Holdco, Gauss and Auvergne as follows:

     2.1     Organization, Standing and Corporate Power.

          (a)     GQ California is as of the date hereof a corporation, and will be, as of the Closing Date, a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of California and has all corporate or other requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as presently conducted and contemplated to be conducted.

          (b)     GQ California is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that have the concept of good standing) in each jurisdiction where the ownership, leasing or operation of its properties or other assets or the nature its business requires such licensing or qualification, except for failures to be so licensed, qualified or in good standing that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (c)     GQ California has made available to LUK Holdco, Gauss and Auvergne correct and complete copies of the Organizational Documents of GQ California, as amended to the date of this Agreement and will make available to LUK Holdco, Gauss and Auvergne correct and complete copies of the Organizational Documents of GQ California immediately following its conversion into a limited liability company.

     2.2     Capitalization.

          (a)     Section 2.2 of the GQ Disclosure Schedule accurately sets forth the ownership structure and capitalization of GQ California as of the date hereof and the ownership structure and capitalization of GQ Holdco and GQ California as of the Closing Date.

          (b)     There are no loans from the holders of Equity Interests to GQ California, or other indebtedness due to the holders of Equity Interests from GQ California, and no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the holders of Equity Interests may vote are issued or outstanding, in each case, except as otherwise provided in Section 2.2 of the GQ Disclosure Schedule.

          (c)     All outstanding Equity Interests have been duly authorized and validly issued, and are fully paid and non-assessable, and were not issued in violation of any preemptive or other similar rights. Except as otherwise provided in Section 2.2 of the GQ Disclosure Schedule, there:

               (i)     are no ownership interests or other voting or equity securities of GQ California, issued or outstanding, or other contractual or other rights entitling any Person to any form of equity, ownership, participation or beneficial interest in GQ California;

               (ii)     are no securities of GQ California convertible into, or exchangeable or exercisable for, ownership interests of GQ California or other voting or equity securities of GQ California;

               (iii)     are no voting trusts or similar agreements to which Golden Queen, GQ Holdco or GQ California is a party with respect to the voting of equity interests in GQ California;

               (iv)     is no option, warrant, call, preemptive right, subscription or other right, agreement, arrangement, understanding or commitment of any character, relating to the issued or unissued ownership interests of GQ California obligating GQ California to issue, transfer or sell or cause to be issued, transferred or sold any ownership interests or other equity interest in GQ California, or securities convertible into or exchangeable for the interests, or obligating GQ California to grant, extend or enter into any option, warrant, call, subscription or other right, commitment, arrangement or agreement; and

               (v)     is no contractual obligation of GQ California to repurchase, redeem or otherwise acquire any ownership interests of GQ California or other equity interests in GQ California or Affiliate of GQ California or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

          (d)     Other than GQ California and GQ Holdco, all of the outstanding shares of Equity Interests or capital stock of which are, or will be prior to the Closing Date, owned directly or indirectly by Golden Queen, Golden Queen does not own, directly or indirectly any shares of capital stock of, or other equity interests in, any partnership, limited liability company, corporation or other entity and GQ California does not own, directly or indirectly, as of the date of this Agreement, any shares of capital stock of, or other equity interests in, any partnership, limited liability company, corporation or other entity. Since the date of its incorporation, other than holding the Equity Interests, GQ Holdco has no other assets or liabilities and has not conducted any business of any kind whatsoever.

     2.3     Authority. GQ California has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by GQ California of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors and no other corporate action on the part of GQ California is necessary to authorize the execution, delivery and performance by GQ California of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by GQ California and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of GQ California, enforceable against GQ California in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

     2.4     Non-contravention. Neither the execution and delivery of this Agreement by GQ California nor the consummation by GQ California of the Transactions, nor compliance by GQ California with any of the terms or provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of GQ California or (b) assuming that the authorizations, consents and approvals referred to in Section 2.5 are obtained and the filings referred to in Section 2.5 are made, (i) violate any Law, injunction, order, judgment, ruling or decree of any Governmental Entity applicable to GQ California or (ii) violate, conflict with, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), or give rise to a right of termination or cancellation, an acceleration of performance required, a loss of benefits, or the creation of any Lien upon any of the properties or assets of GQ California, under, any of the terms, conditions or provisions of any Contract or Permit to which GQ California is a party, except, in the case of clause (ii), for such violations, conflicts, defaults, terminations, cancellations, accelerations, losses and Liens as, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

     2.5     Governmental Approvals. Except for filings with Governmental Authorities required under, and compliance with applicable requirements of, the Laws listed on Section 2.5 of the GQ Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by GQ California and the consummation by GQ California of the Transactions.

     2.6     Brokers. Except for a financial advisory fee payable by Golden Queen to Maxit Capital LP, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of GQ California.

     2.7     SEC Documents; Financial Statements; Undisclosed Liabilities.

          (a)     Golden Queen has filed with or furnished to the SEC, on a timely basis including any filing made within the extended filing period permitted pursuant to Rule 12b-25 under the Exchange Act, all documents required to be so filed or furnished by Golden Queen, under the Exchange Act, including registration statements, certifications, proxy statements and reports with the SEC since January 1, 2010 (such documents collectively, and together with all documents filed during such period on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Golden Queen SEC Documents”). As of their respective effective dates (in the case of Golden Queen SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Golden Queen SEC Documents), the Golden Queen SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Golden Queen SEC Documents, and none of the Golden Queen SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Golden Queen SEC Documents. GQ California is not (or has ever been at any time since January 1, 2010) subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

          (b)     Since January 1, 2010, each of the consolidated financial statements of Golden Queen included (or incorporated by reference) in the Golden Queen SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of un-audited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Golden Queen and GQ California as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of un-audited statements, to normal recurring year-end audit adjustments).

          (c)     Golden Queen has filed with the securities commissions in each of the Provinces of Canada, on a timely basis, all required financial statements, annual information forms, proxy solicitation materials, material change reports and other documents required by Canadian securities laws and all such documents complied in all material respects with the requirements of Canadian securities laws and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstance under which they were made, not misleading.

          (d)     Golden Queen has delivered to LUK Holdco, Gauss and Auvergne copies of (i) the audited consolidated balance sheets of Golden Queen as at December 31, 2013, and the related audited consolidated statement of income and of cash flows of Golden Queen for the year then ended and (ii) the unaudited balance sheet of GQ California as at March 31, 2014 (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied by Golden Queen without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Golden Queen and/or GQ California, as applicable, as at the dates and for the periods indicated therein.

          (e)     Other than as disclosed in the Form 10-K of Golden Queen filed in respect of the fiscal year ended December 31, 2013, the management of Golden Queen has completed its assessment of the effectiveness of Golden Queen’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment is accurately summarized in the Golden Queen SEC Documents. To the Knowledge of Golden Queen, there are no facts or circumstances that would prevent Golden Queen’s principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. The audit committee of the Board of Directors of Golden Queen has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3, and Golden Queen has made available to LUK Holdco, Gauss and Auvergne, true, complete and correct copies of such procedures.

          (f)     Neither Golden Queen nor GQ California has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which would be required to be reflected or reserved against on a consolidated balance sheet of Golden Queen prepared in accordance with GAAP or the notes thereto, except liabilities or obligations (i) reflected or reserved against on the consolidated balance sheet of Golden Queen as of December 31, 2013 (the “Balance Sheet Date”), including the notes thereto, or included in the Golden Queen SEC Documents or the Financial Statements, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) that individually and in the aggregate would not reasonably be expected to have a material adverse effect on Golden Queen and GQ California taken as a whole or (iv) incurred in connection with the Transactions.

          (g)     GQ California has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) which would be required to be reflected or reserved against on a balance sheet of GQ California prepared in accordance with GAAP or the notes thereto, except liabilities or obligations (i) reflected or reserved against on the consolidated balance sheet of Golden Queen as of March 31, 2014, (ii) incurred after such date in the ordinary course of business, (iii) that individually and in the aggregate would not reasonably be expected to have a material adverse effect on GQ California or (iv) incurred in connection with the Transactions.

     2.8     Absence of Certain Changes. Since June 30, 2013, except as disclosed in a Golden Queen SEC Documents:

          (a)     the business of GQ California has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice;

          (b)     there has not been any change, development, occurrence, event or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on GQ California, and

          (c)     none of Golden Queen, GQ Holdco or GQ California has taken any action with respect to GQ California that, if taken after the date of this Agreement without the consent of LUK Holdco, Gauss and Auvergne, would constitute a breach of any of the covenants set forth in Section 4.4.

     2.9     Legal Proceedings. Except as otherwise disclosed in the Golden Queen SEC Documents or in Section 2.9 of the GQ Disclosure Schedule, there is no pending or, to the Knowledge of Golden Queen or GQ California, threatened, legal, administrative or arbitral proceeding, claim, suit or action against, or governmental or regulatory investigation of, or injunction order, judgment, ruling or decree imposed upon, GQ California or any of its properties or assets, in each case, by or before any Governmental Entity or Person.

     2.10     Compliance With Laws; Permits.

          (a)     GQ California is and since January 1, 2010 has been in compliance with all material Laws applicable to GQ California and its properties and assets. Neither Golden Queen nor GQ California has received any notice of or been charged with the violation of any Laws by GQ California. To the Knowledge of Golden Queen, neither Golden Queen nor GQ California is under investigation with respect to the violation of any Laws by GQ California and there are no facts or circumstances which could form the basis for any such violation.

          (b)     Except as set forth in Section 2.10 of the GQ Disclosure Schedule, GQ California (x) holds all material Permits necessary for the lawful conduct of its business and the exploration, mining, development and operation of the Soledad Mountain Project and (y) is in material compliance with the terms of all such Permits. Section 2.10 of the GQ Disclosure Schedule contains a list of all Permits which are required for the operation of the business of GQ California as presently conducted and as contemplated to be conducted pursuant to the JV Operating Agreement, including the exploration and development of the Soledad Mountain Project (“GQ Permits”), other than those the failure of which to possess is immaterial. Except as set forth in Section 2.10 of the GQ Disclosure Schedule, GQ California currently has all the GQ Permits, other than those the failure of which to possess is immaterial, and GQ California is not in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any GQ Permit, and to the Knowledge of Golden Queen, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of Golden Queen, threatened, relating to the suspension, revocation or modification of any GQ Permit. None of the GQ Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.

     2.11     Contracts. Section 2.11 of the GQ Disclosure Schedule sets forth a list of each GQ Material Contract. For purposes of this Agreement, “GQ Material Contract” shall mean each Contract to which Golden Queen or GQ California is a party or by which Golden Queen or GQ California or any of their respective properties or assets is bound that:

               (i)     purports to restrict the ability of GQ California or Affiliates to compete in any geographic area or line of business or limit the Persons to whom GQ California or Affiliates may sell products or deliver services;

               (ii)     is a joint venture, partnership, strategic alliance, management or similar or related agreement;

               (iii)     involves the acquisition from another Person or disposition to another Person, directly or indirectly (by merger or otherwise), of capital stock or other equity interests of another Person, or assets, that (A) was for aggregate consideration under such Contract (or series of related Contracts) in excess of US$500,000.00 (other than acquisitions or dispositions of inventory in the ordinary course of business) or (B) contain obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect and could result in material payments by GQ California;

               (iv)     is a loan or credit agreement, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by GQ California or Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by GQ California, except those involving an amount less than US$500,000.00 in the aggregate;

               (v)     is a mortgage, pledge, security agreement or other Contract granting a Lien on the Equity Interests, GQ California or any material property or asset of GQ California;

               (vi)     prohibits or requires the payment of dividends or distributions in respect of the capital stock or equity interests of GQ California, prohibits the pledging of the capital stock or equity interests of GQ California, or prohibits the issuance of guarantees by GQ California;

               (vii)     is reasonably likely to involve the payment, in one transaction or a series of related transactions, to, by, or in respect of GQ California of more than US$500,000.00 in any 12-month period;

               (viii)     is a license agreement pursuant to which Golden Queen or GQ California is a named party and licenses in material Intellectual Property, or licenses out material Intellectual Property owned by Golden Queen or GQ California, other than (A) non-exclusive licenses entered into in the ordinary course of business and (B) license agreements for commercially available software or information technology services on customary or standard terms;

               (ix)     is a collective bargaining agreement;

               (x)     is an employment, management or consulting services agreement providing annual compensation in excess of US$100,000.00 and which are not cancelable by GQ California (A) on notice of ninety (90) days or less and (B) without liability or penalty;

               (xi)     purports to subject Golden Queen or GQ California to a “standstill” or similar restriction;

               (xii)     is a Contract with any Related Person; or (xiii) is a voting agreement or registration rights agreement.

          Golden Queen has made available to LUK Holdco, Gauss and Auvergne correct and complete copies of each GQ Material Contract, together with any and all amendments and supplements thereto. Each GQ Material Contract is valid and binding on, and in full force and effect and enforceable in accordance with its terms, by Golden Queen or GQ California and, to the Knowledge of Golden Queen, each other party thereto, in each case, subject to the Bankruptcy and Equity Exception. Neither Golden Queen nor GQ California nor, to the Knowledge of Golden Queen, any other party to a GQ Material Contract, is in default under any GQ Material Contract (nor does any condition exist that, with notice or lapse of time or both, would constitute a material default thereunder by Golden Queen or GQ California or, to the Knowledge of Golden Queen, any other party thereto). No party to any GQ Material Contract has given Golden Queen or GQ California notice of its intention to cancel, terminate, change the scope of rights under, or not renew, any GQ Material Contract.

     2.12     Tax Matters.

          Except as set forth in Section 2.12 of the GQ Disclosure Schedule:

          (a)     (i) All income and other material Tax Returns filed or required to be filed by or on behalf of GQ California have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all material amounts of Taxes due and owing by or on behalf of GQ California (whether or not shown due on such Tax Returns), or for which GQ California could be liable, have been fully and timely paid. GQ California is not currently the beneficiary of any extension of time within which to file any Tax Return. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, GQ California has made sufficient accruals for such Taxes in the Financial Statements and its books and records. GQ California has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over all material amounts required to be so withheld and paid over under applicable laws. All material required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of GQ California.

          (b)     (i) No claim has been made in writing, or, to the Knowledge of GQ California, otherwise, by a Taxing Authority in a jurisdiction where GQ California does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and (ii) there are no Liens as a result of any unpaid Taxes upon any of the assets of GQ California other than Permitted Liens.

          (c)     All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of GQ California have been fully paid, there are no actions, audits, investigations or other administrative or court proceedings presently pending with respect to GQ California, and GQ California has not received any notice from any Taxing Authority that such Taxing Authority intends to conduct an audit or investigation with respect to GQ California.

          (d)     Neither GQ California nor any other Person acting on its behalf has (i) (A) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law, (B) any Knowledge that any Taxing Authority has proposed any such adjustment or (C) any application pending with any Taxing Authority requesting permission for any changes in accounting methods, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law, (iii) waived any statute of limitations in respect of Taxes or granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

          (e)     GQ California (i) is not a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written), (ii) is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority, (iii) is not and has never been a member of any affiliated group nor has any liability for the Taxes of any other Person under Treasury Regulation Section 1.1502 -6 (or any similar provision of Law), as a transferee or successor under applicable Law or by Contract or otherwise, (iv) has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code, and (v) has not and has never had a permanent establishment in any country other than the country of its organization or been subject to Tax in a jurisdiction outside the country of its organization.

          (f)     GQ California shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date or (ii) prepaid amount received on or prior to the Closing Date.

          (g)     None of GQ California or any member of any consolidated tax group in which GQ California has been included has (i) engaged in any “reportable transactions” as defined in Treasury Regulation Section 1.6011 -4(b) or (ii) failed to disclose on its U.S. federal Tax Returns all positions taken therein that could give rise to substantial understatement of U.S. federal income tax within the meaning of Section 6662 of the Code.

     2.13     Employee Benefits and Labor Matters. Section 2.13 of the GQ Disclosure Schedule contains a complete and accurate list of the following for each employee of GQ California, including each employee on leave of absence or layoff status: name, job title, date of hire or engagement, primary work location, current annual salary or hourly rate of pay, bonus compensation paid in the last twelve months, and active/inactive status. Except as set forth on Section 2.13 of the GQ Disclosure Schedule, GQ California is in material compliance with all applicable Laws respecting labor, employment, terms and conditions of employment, classification of employees and independent contractors, workers’ compensation, occupational safety and health, and wages and hours. Except as set forth on Section 2.13 of the GQ Disclosure Schedule, GQ California does not sponsor, maintain, contribute to or have an obligation to contribute to, nor has any liability in respect of, and has never sponsored, maintained, contributed to or had an obligation to contribute to or has had any liability in respect of, any GQ Benefit Plans. All GQ Benefit Plans have been established, operated and maintained in all material respects in accordance with their respective terms and with applicable Laws. For purposes of this Agreement, “GQ Benefit Plans” shall mean, collectively, (A) all “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other material bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other material benefit plans, programs, agreements or arrangements providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of GQ California or the beneficiaries or dependents of any such Person or as to which GQ California sponsors, maintains, contributes or is obligated to contribute, or under which GQ California has any liability and (B) all employment, consulting, severance, retention, change of control, tax gross-up or termination agreements between GQ California and any current or former directors, officers, employees or consultants of GQ California.

     2.14     Environmental Matters. Except as set forth on Section 2.14 of the GQ Disclosure Schedule:

          (a)     the operations of GQ California are and have been in compliance with all applicable material Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying with all Environmental Permits and no action or proceeding is pending or, to the Knowledge of Golden Queen, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of Golden Queen, no facts, circumstances or conditions currently exist that could reasonably be expected to adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;

          (b)     neither Golden Queen nor GQ California is the subject of any outstanding written Order or Contract with any Governmental Entity or Person with respect to (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;

          (c)     no claim has been made or is pending, or to the Knowledge of Golden Queen, threatened against Golden Queen or GQ California alleging either or both that GQ California may be in violation of any Environmental Law or Environmental Permit, or may have any liability under any Environmental Law;

          (d)     to the Knowledge of Golden Queen, no facts, circumstances or conditions exist with respect to Golden Queen or GQ California or any property currently or formerly owned, operated or leased by Golden Queen or GQ California or any property to which the Golden Queen or GQ California arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in GQ California incurring unbudgeted environmental costs and liabilities;

          (e)     there are no investigations of the business, operations, or currently or, to the Knowledge of Golden Queen, previously owned, operated or leased property of Golden Queen or GQ California pending or, to the Knowledge of Golden Queen, threatened which could lead to the imposition on GQ California of any environmental costs and liabilities or Liens under Environmental Law;

          (f)     the Transactions do not require the consent of or filings with any Governmental Entity with jurisdiction over Golden Queen or GQ California with respect to environmental matters;

          (g)     Golden Queen has made available to LUK Holdco, Gauss and Auvergne copies of all environmentally related audits, studies, reports, analyses, permit applications, material correspondence and results of investigations that have been performed with respect to the currently or previously owned, leased or operated properties of Golden Queen or GQ California.

     2.15     Intellectual Property.

          (a)     Section 2.15(a) of the GQ Disclosure Schedule sets forth (i) a true and complete schedule of each item of Owned Intellectual Property and any applications for Owned Intellectual Property, (ii) Licensed Intellectual Property that is material to GQ California (collectively, with the Owned Intellectual Property, the “GQ Intellectual Property”); provided, however, that GQ California’s confidential and proprietary trade secrets, product specifications and formulations owned or utilized by GQ California are not disclosed in Section 2.15(a) of the GQ Disclosure Schedule, and (iii) all Contracts under which GQ California has received a license or sublicense with respect to any of the Licensed Intellectual Property pursuant to which it is obligated to pay a royalty, license fee or similar payment in an amount in excess of $100,000 per annum (other than non-exclusive end-user licenses for commercially available prepackaged computer software generally available to the public) (the “Intellectual Property Licenses”).

          (b)     GQ California owns all right, title, and interest in and to, or has a valid and enforceable license to use, all GQ Intellectual Property as the same is used in the business of GQ California. The Owned Intellectual Property is valid, enforceable and subsisting and is not subject to any Liens (other than Permitted Liens). GQ California does not use any Intellectual Property in connection with the conduct of its business other than the GQ Intellectual Property.

          (c)     To the Knowledge of Golden Queen, no other Person is infringing, misappropriating or otherwise violating any of the GQ Intellectual Property. Neither Golden Queen nor GQ California has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any other Person’s Intellectual Property rights, and neither Golden Queen nor GQ California has received a written notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Golden Queen or GQ California must license or refrain from using any other Person’s Intellectual Property rights). No claim by any other Person contesting the validity of any GQ Intellectual Property has been made, is currently outstanding or, to the Knowledge of Golden Queen, is threatened.

     2.16     Title to Property.

          (a)     Section 2.16(a) of the GQ Disclosure Schedule sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by Golden Queen or GQ California in connection with the conduct of GQ California’s business and lying within the Approved Project Boundary (individually, an “Owned Property” and collectively, the “Owned Properties”), (ii) all real property, including Mineral Interests and Water Rights and interests in real property leased by Golden Queen or GQ California in connection with the conduct of GQ California’s business and lying within the Approved Project Boundary (individually, a “Real Property Lease” and collectively, the “Real Property Leases”) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto), (iii) all unpatented mining claims and millsites held by Golden Queen or GQ California in connection with the conduct of GQ California’s business and lying within the Approved Project Boundary (individually, a “Mining Claim” and collectively, the “Mining Claims”), and (iv) all real property and interests in real property owned, leased or held by Golden Queen or GQ California and lying outside the Approved Project Boundary (individually, an “Additional Property” and, collectively, the “Additional Properties” and, together with the Mining Claims, Owned Properties and Real Property Leases, being referred to herein individually as a “GQ Property” and, collectively, as the “GQ Properties”). Golden Queen or GQ California have good and marketable fee title to all Owned Property, free and clear of all Liens of any nature whatsoever, except (A) those Liens set forth on Section 2.16(a) of the GQ Disclosure Schedule and (B) Permitted Liens. The GQ Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of GQ California and which are necessary for the continued operation of the business of GQ California as the business is currently conducted and contemplated to be conducted. All of the GQ Properties and buildings, fixtures and improvements thereon (i) are in good operating condition without material structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all material respects for their current and contemplated uses. None of the improvements located on the GQ Properties require any special dispensation, variance or special permit under any Laws, other than those already obtained. Golden Queen has made available to LUK Holdco, Gauss and Auvergne true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. To the Knowledge of Golden Queen, the GQ Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases set forth on Appendix C to Section 2.16(a) of the GQ Disclosure Schedule.

          (b)     Except as set forth on Appendix C to Section 2.16(a) of the GQ Disclosure Schedule, each of Golden Queen and GQ California, as applicable, has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Liens, and each of the Real Property Leases is in full force and effect. Neither Golden Queen nor GQ California is in material default under any Real Property Lease, and to the Knowledge of Golden Queen no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Neither Golden Queen nor GQ California has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Golden Queen or GQ California under any of the Real Property Leases and, to the Knowledge of Golden Queen, no other party is in material default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto. Except as set forth on Appendix C to Section 2.16(a) of the GQ Disclosure Schedule, there are no Real Property Leases that are scheduled to expire by their terms in the twenty four (24) months following the date of this Agreement.

          (c)     Golden Queen and GQ California have all material Permits from any Governmental Entity that are necessary for the current use and operation of each GQ Property, and Golden Queen and GQ California have fully complied with all material conditions of the Permits applicable to them. No material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any Permit.

          (d)     There does not exist any actual or, to the Knowledge of Golden Queen, threatened or contemplated condemnation or eminent domain proceedings that affect any GQ Property or any part thereof, and neither Golden Queen nor GQ California has received any notice, oral or written, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

          (e)     Except as set forth on Section 2.16(e) of the GQ Disclosure Schedule, GQ California does not own, hold, have any obligation under, or is not a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

          (f)     Except as set forth on Section 2.16(f) of the GQ Disclosure Schedule, (i) Golden Queen and GQ California have good and marketable title to the Water Rights within the Fremont Valley Groundwater Basin which entitle them to withdraw ground water; (ii) as of the date of this Agreement, no Liens exist that may relate to or otherwise affect the Water Rights; (iii) to the Knowledge of Golden Queen, none of the Water Rights has been lost by nonuse, passage of time, failure to comply with any Laws or by any sale or transfer thereof, or are subject to claims or actions for abandonment or forfeiture due to failure to put all or part of the water represented by the Water Rights to beneficial use; (iv) Golden Queen and GQ California have the right to withdraw ground water as a landowner or lessee, which right is not encumbered by material competing water uses or limited by mitigation requirements under Environmental Permits; (v) to the Knowledge of Golden Queen, the Water Rights comprise all water rights, well rights, water shares, contract rights, water allotments and Property necessary to withdraw ground water, required to operate the business of GQ California as presently conducted and as contemplated to be conducted under the JV Operating Agreement, including the development and operation of the Soledad Mountain Project; and (v) all charges, filings, registrations and assessments related thereto have been made and are current.

     2.17     Related Party Transactions. Except as set forth in Section 2.17 of the GQ Disclosure Schedule and the Transactions provided for hereunder, no employee, officer, director, stockholder, partner or member of Golden Queen or GQ California, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to or in respect of GQ California nor does GQ California owe any amount to, or has GQ California committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with or in respect of GQ California (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by GQ California (iv) has any claim or cause of action against or in respect of GQ California or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the GQ California.

     2.18     Certain Payments. Neither Golden Queen nor GQ California or, to the Knowledge of Golden Queen, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for or on behalf of GQ California, (ii) to pay for favorable treatment for business secured by or on behalf of GQ California, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of or on behalf of GQ California, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to Golden Queen or GQ California that has not be recorded in the books and records of GQ California.

     2.19     Sufficiency of Assets. Except as set forth in Section 2.19 of the GQ Disclosure Schedule, GQ California owns and has good title to each of the material assets held by it, free and clear of all Liens other than Permitted Liens. Such assets constitute all of the properties used in or held for use in the business of GQ California and are sufficient for GQ California to conduct its business from and after the Closing Date without interruption and in the ordinary course of business, as it has been conducted prior to the Closing Date and as contemplated to be conducted after the Closing Date.

     2.20     Tangible Personal Property.

          (a)     GQ California has good and marketable title to all of the items of tangible personal property used in the business of GQ California, free and clear of any and all Liens, other than Permitted Liens. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of GQ California are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

          (b)     Section 2.20 of the GQ Disclosure Schedule sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of US$500,000.00 relating to personal property used by GQ California in the business of GQ California or to which GQ California is a party or by which the properties or assets of GQ California is bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Golden Queen has delivered or made available to LUK Holdco, Gauss and Auvergne true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

          (c)     GQ California has a valid, binding and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and neither Golden Queen nor GQ California has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Golden Queen or GQ California under any of the Personal Property Leases and, to the Knowledge of Golden Queen, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

     2.21     Information Supplied. None of the information supplied or to be supplied by or with respect to Golden Queen, GQ Holdco or GQ California, and the Transactions, in each case, specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of Golden Queen or at the time of the GQ Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by Golden Queen with respect to information supplied by or on behalf of LUK Holdco, Gauss or Auvergne for inclusion or incorporation by reference in any of the foregoing.

     2.22     Mining Claims.

          (a)     With respect to Mining Claims located by GQ California that are included within the GQ Properties, subject to the paramount title of the United States, Mining Claims not located by GQ California, but conveyed to them by deed, to the best of GQ California’s Knowledge: (i) the Mining Claims were properly located, laid out and monumented in all material respects in accordance with applicable Law; (ii) all required location and validation work was properly performed in all material respects; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies in all material respects; (iv) all assessment work required to hold the Mining Claims has been performed and all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold unpatented mining claims (the “Governmental Fees”) have been paid or will be paid in a manner consistent with prudent mine management practices and to maintain such items in material compliance with all applicable Laws through the assessment year ending September 1, 2013; (v) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the Mining Claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies in all material respects; (vi) the Mining Claims are free and clear of Liens, other than Permitted Liens and immaterial defects in title; and (vii) Golden Queen has no Knowledge of conflicting Mining Claims. Nothing in this Section 2.22, however, shall be deemed to be a representation or a warranty that any of the Mining Claims contains a valuable mineral deposit.

          (b)     With respect to Mining Claims not located by GQ California but which are leased by GQ California and included within the GQ Properties, subject to the paramount title of the United States: (i) all assessment work required to hold the Mining Claims has been performed in all material respects, and all Governmental Fees have been paid or will be paid in a manner consistent with prudent mine management practices and to maintain such items in material compliance with all applicable Laws through the assessment year ending September 1, 2013; (ii) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the Mining Claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies in all material respects; (iii) the Mining Claims are free and clear of Liens, other than Permitted Liens and immaterial defects in title; and (iv) Golden Queen has no Knowledge of conflicting Mining Claims. Nothing in this Section 2.22, however, shall be deemed to be a representation or a warranty that any of the Mining Claims contains a valuable discovery of minerals.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE PARTIES

          Each of the Parties (other than GQ California) hereby severally, and not jointly, represents and warrants, with respect to itself only, to each of the other Parties (other than GQ California) as follows, except in respect of Section 3.6, which each of LUK Holdco, Gauss and Auvergne hereby severally, and not jointly, represents and warrants, with respect to itself only, to Golden Queen:

     3.1     Organization. Such Party is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of such Party’s organization.

     3.2     Authority. Such Party has all necessary corporate or other entity power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by such Party of this Agreement, and the consummation by such Party of the Transactions, have been duly authorized and approved by their respective board of directors or managers and subject to the GQ Stockholder Approval in the case of Golden Queen, no other corporate or other entity action on the part of such Party is necessary to authorize the execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the Transactions. This Agreement has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     3.3     Non-contravention. Neither the execution and delivery of this Agreement by such Party nor the consummation by such Party of the Transactions, nor compliance by such Party with any of the terms or provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of such Party or (b) assuming that the authorizations, consents and approvals referred to in Section 3.4 are obtained and the filings referred to in Section 3.4 are made and assuming the GQ Stockholder Approval is obtained in the case of Golden Queen, (i) violate any Law, injunction, order, judgment, ruling or decree of any Governmental Entity applicable to such Party or (ii) violate, conflict with, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), or give rise to a right of termination or cancellation, an acceleration of performance required, a loss of benefits, or the creation of any Lien upon any of the respective properties or assets of such Party under, any of the terms, conditions or provisions of any Contract or Permit to which such Party is a party, except, in the case of clause (ii), for such violations, conflicts, defaults, terminations, cancellations, accelerations, losses and Liens as, individually and in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

     3.4     Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act, and the rules of applicable stock exchanges and (b) filings with Governmental Authorities required under, and in compliance with other applicable requirements of, the Laws listed on Section 3.4 of the GQ Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the execution and delivery of this Agreement by such Party and the consummation by such Party of the Transactions, except for such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected, individually and in the aggregate, to prevent or materially delay the consummation of the Transactions.

     3.5     Brokers. Except for a finder fee payable by LUK to Apogee Global Advisors, Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of such Party.

     3.6     Investment. Gauss is acquiring the membership interests of GQ California for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person. Gauss acknowledges that the membership interests are not registered pursuant to the Securities Act and that none of the membership interests may be transferred, except pursuant to an effective registration statement under, or an applicable exception from registration under, the Securities Act. Gauss is an “accredited investor” as defined under Rule 501(a) promulgated under Regulation D of the Securities Act.

ARTICLE IV - ADDITIONAL COVENANTS AND AGREEMENTS

     4.1     Stockholders Meeting; Preparation of the Proxy Statement.

          (a)     Golden Queen shall, as soon as practicable after the proxy or information statement of Golden Queen containing information required by Regulation 14A under the Exchange Act (collectively with all amendments and supplements thereto, the “Proxy Statement”) is cleared by the SEC for mailing to the stockholders of Golden Queen, establish a record date for, duly call, give notice of, convene and hold a special meeting of stockholders of Golden Queen (including any adjournment or postponement thereof, the “GQ Stockholders Meeting”) for the purpose of obtaining the GQ Stockholder Approval. Golden Queen’s obligations pursuant to this Section 4.1(a) shall not be diminished or otherwise affected by (i) the receipt, disclosure or commencement of any Takeover Proposal (whether or not a Superior Proposal) or (ii) any proposed or actual change, qualification, withdrawal or modification of the GQ Board Recommendation, unless this Agreement is terminated in accordance with Section 6.1.

          (b)     Golden Queen shall, through the Board of Directors of Golden Queen, but subject to the right to make a GQ Adverse Recommendation Change in accordance with Section 4.2, (i) recommend to the stockholders of Golden Queen that such stockholders give the GQ Stockholder Approval (the “GQ Board Recommendation”) and (ii) include the GQ Board Recommendation in the Proxy Statement; and Golden Queen shall use commercially reasonable efforts to solicit the GQ Stockholder Approval unless this Agreement is terminated in accordance with Section 6.1.

          (c)     As soon as practicable following the date of this Agreement, Golden Queen shall (using its commercially reasonable efforts) prepare, and file with the SEC, a preliminary Proxy Statement, which shall comply as to form in all material respects with applicable requirements of the Exchange Act and with Canadian securities laws. Golden Queen shall use its commercially reasonable efforts to respond to any comments of the SEC or its staff and cause the Proxy Statement to be mailed to the stockholders of Golden Queen as soon as practicable after the Proxy Statement has been cleared by the SEC for mailing to the stockholders of Golden Queen. Except as otherwise prohibited by applicable law, Golden Queen shall notify LUK Holdco, Gauss and Auvergne promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply LUK Holdco, Gauss and Auvergne with copies of all correspondence between Golden Queen or any of Golden Queen’s Representatives (as defined in Section 4.2), on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Transactions (and, to the extent practicable, Golden Queen and its counsel shall permit LUK Holdco, Gauss and Auvergne, and their respective counsel, to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) with respect to the Proxy Statement or the Transactions). If at any time prior to the GQ Stockholders Meeting any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties and Golden Queen shall prepare and file with the SEC and the Canadian securities commission such amendment or supplement as promptly as practicable and, to the extent required by Law, cause such amendment or supplement to be disseminated to the stockholders of Golden Queen. LUK Holdco, Gauss and Auvergne shall cooperate with Golden Queen in the preparation of the Proxy Statement or any amendment or supplement thereto. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, Golden Queen shall provide LUK Holdco, Gauss and Auvergne, and their respective counsel, with a reasonable opportunity to review and comment on such document or response and shall include in such document or response all comments reasonably proposed by LUK Holdco, Gauss and Auvergne, and their respective counsel, as the case may be.

          (d)     Each of LUK Holdco, Gauss and Auvergne, severally and not jointly, represent and warrant that none of the information supplied or to be supplied by or with respect to LUK Holdco, Gauss and Auvergne, respectively, and the Transactions, in each case, specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of Golden Queen or at the time of the GQ Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made by LUK Holdco, Gauss and Auvergne with respect to information supplied by or on behalf of Golden Queen for inclusion or incorporation by reference in any of the foregoing.

     4.2     Takeover Proposals.

          (a)     Except as otherwise permitted by this Section 4.2, Golden Queen shall not, and shall cause GQ California and any of Golden Queen’s Affiliates not to, and shall not authorize or permit its and its Affiliates’ respective officers, directors, employees, financial advisors and investment bankers, agents and representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, facilitate or encourage, including by way of furnishing non-public information, the making of, or any inquiries regarding, or the making of any proposal that could reasonably be expected to lead to, a Takeover Proposal or (ii) engage in, continue or otherwise participate in any discussions or negotiations with any third party regarding a Takeover Proposal; provided, however, that if Golden Queen, GQ California or their respective Representatives receives, after the date of this Agreement and prior to receipt of the GQ Stockholder Approval, a written Takeover Proposal which was unsolicited and not involving a breach of this Agreement and that the Board of Directors of Golden Queen (or any authorized committee thereof) reasonably determines in good faith, after consultation with outside legal counsel and Maxit Capital LP or another outside financial advisor of national reputation, constitutes or could reasonably be expected to lead to a Superior Proposal, and the Board of Directors of Golden Queen reasonably determines in good faith, after consultation with outside legal counsel, that the failure to take such action would constitute a breach of Golden Queen’s directors’ fiduciary duties to Golden Queen or the stockholders of Golden Queen under applicable Law, then Golden Queen and GQ California and their respective Representatives may, prior to receipt of the GQ Stockholder Approval and after providing LUK Holdco and Gauss not less than 24 hours written notice of its intention to take such action, and subject to compliance with Golden Queen’s and GQ California’s obligations under this Section 4.2, (A) furnish, pursuant to an Acceptable Confidentiality Agreement (as defined below), any information with respect to Golden Queen and GQ California to the Person (or group of Persons) making such Takeover Proposal (provided that Golden Queen shall concurrently provide to Auvergne, LUK Holdco and Gauss all information concerning Golden Queen or GQ California that is provided to any Person given such access which was not previously provided to LUK Holdco, Gauss or their respective Representatives) and (B) engage and participate in discussions and negotiations with such Person (or group of Persons) regarding such Takeover Proposal. Golden Queen shall provide Auvergne, LUK Holdco and Gauss with a correct and complete copy of each confidentiality agreement entered into pursuant to this Section 4.2 within twenty four (24) hours of the execution thereof. Golden Queen shall not enter into any confidentiality agreement with any Person which prohibits Golden Queen from complying with its obligations to Auvergne, LUK Holdco and Gauss under this Section 4.2. Without limiting any of the foregoing, it is understood that any violation of this Section 4.2 by Golden Queen’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 4.2 by Golden Queen.

          (b)     Except as permitted by this Section 4.2(b), neither the Board of Directors of Golden Queen nor any committee thereof shall (i)(1) withdraw, qualify or change, or publicly propose to withdraw, qualify or change, in a manner adverse to Gauss, the GQ Board Recommendation or (2) approve or recommend a Takeover Proposal (any action described in this clause (i) being referred to as a “GQ Adverse Recommendation Change”) or (ii) authorize or permit Golden Queen or any of its Subsidiaries to enter into any merger, acquisition, share exchange or other agreement with respect to any Takeover Proposal (other than a confidentiality agreement in accordance with this Section 4.2) (each, a “GQ Acquisition Agreement”). Notwithstanding the foregoing, prior to receipt of the GQ Stockholder Approval (A) the Board of Directors of Golden Queen may withdraw, qualify or change, in a manner adverse to Gauss, the GQ Board Recommendation in response to an Intervening Event (as defined below) if such Board reasonably determines in good faith, after consultation with outside legal counsel, that the failure to take such action would constitute a breach of Golden Queen’s directors’ fiduciary duties to Golden Queen and the shareholders of Golden Queen under applicable Law, and (B) if the Board of Directors of Golden Queen receives a Takeover Proposal that the Board of Directors of Golden Queen reasonably determines in good faith, after consultation with outside legal counsel and Maxit Capital LP or another outside financial advisor of national reputation, constitutes a Superior Proposal, Golden Queen may make a GQ Adverse Recommendation Change with respect to such Superior Proposal and/or Golden Queen or its Subsidiaries may enter into a GQ Acquisition Agreement with respect to such Superior Proposal if, in the case of a GQ Acquisition Agreement, Golden Queen shall have, concurrently with such entry into such GQ Acquisition Agreement, terminated this Agreement pursuant to Section 6.1(d)(ii) and paid to LUK Holdco and Auvergne the GQ Termination Fee due under Section 6.3(b); provided, however, that no GQ Adverse Recommendation Change, entry into any GQ Acquisition Agreement and/or termination of this Agreement by Golden Queen pursuant to Section 6.1(d)(ii), shall be made until after the fifth Business Day following Auvergne’s, LUK Holdco’s and Gauss’s receipt of written notice from Golden Queen (a “4.2 Notice”) advising Auvergne, LUK Holdco and Gauss that the Board of Directors of Golden Queen intends to make such GQ Adverse Recommendation Change, enter into such GQ Acquisition Agreement and/or terminate this Agreement pursuant to Section 6.1(d)(ii) and specifying, as applicable, the Intervening Event, the terms and conditions of (and the identity of the Person or group of Persons making) the Superior Proposal, a summary of the value and financial terms that the Board of Directors of Golden Queen, after consultation with outside legal counsel and Maxit Capital LP or another outside financial advisor of national reputation, determined should be ascribed to any non-cash consideration offered under such Superior Proposal, and including copies of all materials described in Section 4.2(d)(ii) (it being understood and agreed that any amendment to the financial terms or other material terms or conditions of such Superior Proposal shall require a new 4.2 Notice and a new five (5) Business Day period); and during such period, if requested by Auvergne, LUK Holdco and Gauss, Golden Queen shall engage in good faith negotiations with Auvergne, LUK Holdco and Gauss to amend this Agreement in a manner such that the failure by the Board of Directors of Golden Queen to make a GQ Adverse Recommendation Change or to so terminate this Agreement would not be inconsistent with its fiduciary duties under applicable Law; and in determining whether to make any such GQ Adverse Recommendation Change or termination (and whether the relevant Takeover Proposal still constitutes a Superior Proposal), the Board of Directors of Golden Queen shall take into account any changes to the terms of this Agreement proposed by Auvergne, LUK Holdco and Gauss.

          (c)     In addition to the other obligations of Golden Queen set forth in this Section 4.2:

               (i)     Except as otherwise previously agreed to in writing by Golden Queen and LUK Holdco, Golden Queen shall, and shall cause GQ California and Representatives to, cease immediately and cause to be terminated any and all existing discussions or negotiations with any third party or its representatives or financing sources conducted prior to the date of this Agreement with respect to any Takeover Proposal, and Golden Queen shall promptly require that each Person (other than LUK Holdco) that has executed a confidentiality agreement within the 12-month period prior to the date of this Agreement in connection with consideration of any potential Takeover Proposal, to the extent required by such confidentiality agreement, to return to Golden Queen or destroy all confidential information heretofore furnished to such Person by or on behalf of Golden Queen or GQ California and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information; and

               (ii)     Golden Queen shall promptly advise Auvergne, LUK Holdco and Gauss in writing, and in no event later than twenty four (24) hours after receipt, if any proposal, offer or inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Golden Queen, GQ California or Representatives in respect of a Takeover Proposal, and shall, in such notice to LUK Holdco and Gauss, indicate the identity of the Person or group of Persons making such proposal, offer, inquiry or request and the terms and conditions of such proposal or offer and the nature of such inquiry or request (and shall include with such notice copies of any draft agreements, financing commitment letters and other written materials and correspondence received from or on behalf of such Person or group of Persons relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Auvergne, LUK Holdco and Gauss fully informed of all material developments affecting the status and terms and conditions of such proposal, offer, inquiry or request (and Golden Queen shall provide Auvergne, LUK Holdco and Gauss with copies of any additional drafts of agreements, financing commitment letters and other written materials and correspondence received that relate thereto) and of the status of discussions or negotiations.

          (d)     As used in this Agreement:

               (i)     “Acceptable Confidentiality Agreement” shall mean any confidentiality agreement entered into after the date of this Agreement that contains provisions that are no less favorable in the aggregate to Golden Queen (and no less restrictive in any material respect with respect to the conduct of the Person to whom information is disclosed) than those contained in the Confidentiality Agreement, dated as of October 18, 2013, by and between LUK Holdco and Golden Queen.

               (ii)     “Intervening Event” shall mean a material event or development with respect to Golden Queen that was not known to the Board of Directors of Golden Queen on the date of this Agreement (or if known, the material consequences of which are not known to or reasonably foreseeable by such Board of Directors as of the date of this Agreement), which event or development (or any material consequences thereof) becomes known to the Board of Directors of Golden Queen prior to receipt of the GQ Stockholder Approval; provided, however, that in no event shall (A) the receipt, existence or terms of a Takeover Proposal or (B) any announcements, approvals, issuances, or regulations of any Governmental Entity constitute an Intervening Event.

               (iii)     “Superior Proposal” shall mean any bona fide written offer made by a third-party to Golden Queen or any of its Subsidiaries after the date of this Agreement and not involving a breach of this Agreement, to (A) acquire, directly or indirectly, all or substantially all of the equity securities of Golden Queen or its Subsidiaries or all or substantially all of the assets of Golden Queen and its Subsidiaries on a consolidated basis, or (B) enter into any joint venture, property acquisition, equity investment, or other transaction resulting in the disposal by Golden Queen of at least fifty percent (50%) of the Soledad Mountain Project, the assets of Golden Queen or the assets of GQ California, in each case, which offer (i) is not subject to a financing or due diligence contingency and (ii) is otherwise on terms and conditions which the Board of Directors of Golden Queen reasonably determines in good faith, after consultation with outside legal counsel and an outside financial advisor of national reputation, to be more favorable from a financial point of view to the holders of capital stock of Golden Queen than the Transactions, taking into account all the terms and conditions of such proposal (including the likelihood and timing of consummation thereof based upon, among other things, the availability of financing and the expectation of obtaining required approvals) and this Agreement (including any changes to the terms of this Agreement committed to by the Parties in writing).

               (iv)     “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than LUK Holdco, Gauss or Auvergne) or group of Persons relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of Golden Queen or GQ California (including securities of GQ California, but excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of Golden Queen’s consolidated assets or to which twenty percent (20%) or more of Golden Queen’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty percent (20%) or more of the outstanding capital stock of Golden Queen or GQ California, (C) tender offer or exchange offer that if consummated would result in any Person (or “group,” as defined under Section 13 of the Exchange Act) beneficially owning twenty percent (20%) or more of the outstanding capital stock of Golden Queen or GQ California, (D) merger, consolidation, share exchange, plan of arrangement, business combination, recapitalization, liquidation, dissolution or similar transaction involving Golden Queen or GQ California, or (E) any joint venture, property acquisition, option, equity investment in, or other transaction related to an acquisition of the Soledad Mountain Project or other assets of Golden Queen or GQ California; in each case, other than the Transactions.

     4.3     Commercially Reasonable Efforts.

          (a)     Subject to the terms and conditions of this Agreement, each of the Parties shall cooperate with the other Parties and use (and shall cause their respective Subsidiaries to use) its respective commercially reasonable efforts to promptly obtain all approvals, consents, registrations, permits, authorizations and other confirmations required with respect to such Party from Persons in connection with the Transactions (provided, however, that no Party shall be obligated to pay any consideration (or grant any financial accommodation) to any Person from whom any such approval, consent or other confirmation is requested).

          (b)     In furtherance and not in limitation of the foregoing, Golden Queen shall file with the Toronto Stock Exchange (“TSX”) a notice in the form required by TSX rules to request acceptance of the Transactions as promptly as practicable and in any event within ten (10) Business Days of the date of this Agreement, and the other Parties shall provide as promptly as practicable such assistance as Golden Queen reasonably requests for the purposes of such filing, and after such filing each of the Parties shall supply as promptly as practicable any additional information and documentary material that Golden Queen may reasonably request and use its commercially reasonable efforts to take, or cause to be taken, all other actions Golden Queen may reasonably request consistent with this Section 4.3 necessary to obtain such approval.

          (c)     Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission by a Party with a Governmental Entity in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other Parties informed in all material respects and on a reasonably timely basis of any material communication received by such Party from, or given by such Party to, such Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the Parties shall (1) have the right to review in advance, and to the extent practicable each shall consult the other on, all the information relating to the Transactions or the other Parties that appears in any filing made by a Party with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transactions and the Rights Offering Transactions, and (2) to the extent allowed by the applicable Governmental Entity, consult with the other Parties hereto in advance of any meeting or conference with, the Federal Trade Commission, the Antitrust Division of the Department of Justice or such Governmental Entity relating to the Transactions and give the other Parties the opportunity to attend and participate in such meetings.

     4.4     Conduct of Business.

          (a)     Except as expressly permitted or required by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the Closing Date, unless LUK Holdco, Gauss and Auvergne otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (1) Golden Queen and GQ California shall, and shall cause GQ Holdco to, conduct GQ California’s business in all material respects in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, to use reasonable efforts to maintain existing relationships with customers, suppliers, licensors, licensees, employees, consultants and other Persons with whom Golden Queen or GQ California have material business relationships.

          (b)     Without limiting the generality of the foregoing, without the prior written consent of LUK Holdco and Auvergne, GQ California shall not, and Golden Queen shall not permit GQ California to, and Golden Queen shall not permit GQ Holdco to permit GQ California to:

               (i)     issue, sell or grant any shares of GQ California’s capital stock or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or equity interests, or any warrants, options or right to purchase or acquire any shares of its capital stock or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock or equity interests;

               (ii)     redeem, purchase or otherwise acquire any of GQ California’s outstanding shares of capital stock or equity interests, or any rights, warrants or options to acquire any shares of its capital stock or equity interests;

               (iii)     declare, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any shares of GQ California’s capital stock or equity interests or otherwise make any payments to its stockholders or other equity-holders in their capacity as such;

               (iv)     split, combine, subdivide or reclassify any shares of GQ California’s capital stock;

               (v)     amend, modify, make, change or revoke any material Tax election; enter into any Tax sharing, Tax indemnity or closing agreement pursuant to Section 7121 of the Code (or any similar provision of Law), settle or compromise any material Tax Claim, notice, audit report or assessment; file any material amended Tax Returns; materially amend, modify or make any change to (or make a request to change) its Tax accounting or reporting principles, periods, methods or practices; surrender any claim for a refund of Taxes; file any Tax Return other than one prepared in the ordinary course of business; or consent to any extension or waiver of the limitation period applicable to any Tax Return, Tax Claim or assessment;

               (vi)     incur or assume any indebtedness for borrowed money, issue or sell any debt securities, or guarantee any indebtedness (or enter into any “keep well” or other Contract to maintain any financial statement condition) of another Person; provided, however, that GQ California may incur indebtedness for borrowed money to fund interim capital and administrative expenses prior to Closing if such indebtedness is incurred on commercially reasonable terms with the prior written consent of Gauss (“Interim Advances”);

               (vii)     make any loans or advances to any Person, except travel and similar advances to its employees, and advances to customers, in each case, made in the ordinary course of business consistent with past practice;

               (viii)     except (x) to the extent required under any GQ Benefit Plan as in effect on the date hereof or (y) as required by applicable Law: (A) enter into any collective bargaining agreement, or (B) adopt, amend or terminate any GQ Benefit Plan (or any plan, program, agreement or arrangement that would be a GQ Benefit Plan if in effect on the date hereof);

               (ix)     sell, dispose of or otherwise transfer (by merger or otherwise), lease out or license out, or pledge, mortgage or otherwise encumber, any of its material properties or assets, except Permitted Liens;

               (x)     directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all or any substantial amount of the capital stock or equity interest in, any Person (or a division or business of any Person), or (B) except in the ordinary course of business consistent with past practice, any assets for consideration in excess of US$1,000,000.00 in the aggregate;

               (xi)     adopt a plan or agreement of complete or partial liquidation or dissolution; or

               (xii)     agree to take any of the foregoing actions or any action which would reasonably be expected to prevent, or materially delay or impede, the satisfaction of any of the conditions set forth in Article V.

     4.5     Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. Thereafter, no Party shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the Transactions without the prior consent of the other Parties (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the Party proposing to make such release (in which case such Party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other Parties) or subject to compliance with this Agreement, in connection with the Proxy Statement.

     4.6     Access to Information; Confidentiality.

          (a)     Golden Queen and GQ California shall afford to LUK Holdco, Gauss and Auvergne and their respective representatives reasonable access to Golden Queen’s and GQ California’s properties, Contracts, books and records, correspondence, personnel, representatives, accountants and advisors, and furnish promptly to LUK Holdco, Gauss and Auvergne such other information concerning Golden Queen’s and GQ California’s businesses and properties as LUK Holdco, Gauss or Auvergne may reasonably request; provided, that LUK Holdco, Auvergne and their respective representatives shall conduct such activities in such a manner as not to interfere unreasonably with the operations of Golden Queen and GQ California.

          (b)     No investigation, or information received, pursuant to this Section 4.6 or otherwise will (i) modify any of the representations and warranties of the Parties or cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) affect the remedies available to, or the conditions in Article V to the obligations of, the Party receiving such information.

          (c)     The Confidentiality Agreement by and between LUK Holdco and Golden Queen dated October 18, 2013, shall remain in full effect.

     4.7     Notification of Certain Matters. Each Party shall give prompt notice to the other Parties of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Transactions, (b) any notice or other communication received by such Party from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Parties, (c) any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of such Party, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the Transactions, and (d) the discovery of any fact, circumstance or failure to perform, or the occurrence or non-occurrence of any event, which, individually or in the aggregate, if the same were occurring or continuing as of the Closing Date, would give rise to the failure to be satisfied of a condition set forth in Sections 5.2(a), 5.2(b), 5.2(c), 5.3(a) or 5.3(b), as applicable.

     4.8     Restructuring. Golden Queen shall, after the date hereof but prior to the Closing Date, incorporate GQ Holdco and contribute all of the Equity Interests of GQ California into GQ Holdco. Golden Queen shall cause GQ Holdco to take all necessary and advisable steps to (a) convert GQ California into a California limited liability company and continue its existence and conduct of business as presently conducted and contemplated to be conducted, (b) assume the GQ California Inter-corporate Debt in exchange for limited liability company units of GQ California following its conversion into a limited liability company on or before the Closing Date and (c) adopt the JV Operating Agreement on and as of the Closing Date.

     4.9     Termination of Related Party Transactions. On or prior to the Closing Date, GQ California shall (i) terminate all Contracts with GQ Holdco, Golden Queen or their respective Affiliates, including those Contracts set forth in Section 2.17 of the GQ Disclosure Schedule, and (ii) deliver releases executed by, as applicable, GQ Holdco, Golden Queen or their respective Affiliates with whom GQ California has terminated such Contracts pursuant to this Section 4.9, providing that no further payments are due, or may become due, under or in respect of any such terminated Contracts; provided, that in no event shall GQ California pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release; provided, further, that this Section 4.9 shall not require the termination of any employment-related agreement with any employee of GQ California.

     4.10     Tax Matters.

          (a)     Filing of Tax Returns; Payment of Taxes. Golden Queen shall prepare, or cause to be prepared, and file or cause to be filed, all Tax Returns of GQ California due on or prior to the Closing Date, and Golden Queen shall pay or cause to be paid all Taxes owing in respect thereof. All such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by Law. Golden Queen shall provide, or cause to be provided, copies of completed drafts of such Tax Returns to LUK Holdco, Gauss and Auvergne at least twenty (20) days prior to the due date for filing thereof, along with supporting work papers, for review and comment by LUK Holdco, Gauss and Auvergne. Golden Queen shall consider, in good faith, any such comments.

          (b)     Tax Allocation. In any case in which a Tax is assessed with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date (“Pre-Closing Tax Period”), the amount of such Taxes, if any, shall be allocated (directly or indirectly) to GQ Holdco for the period up to and including the Closing Date. Any allocation of Taxes (other than property and ad valorem Taxes) attributable to a Pre-Closing Tax Period shall be made by means of a closing of the books and records of GQ California and GQ Holdco, as applicable, as of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the taxable period beginning on the day following the Closing Date (“Post-Closing Tax Period”) in proportion to the number of days in each such period. With respect to any property or ad valorem Tax, such Tax shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in such period. GQ Holdco shall pay or cause to be paid to the relevant Taxing Authority the amount of Taxes owed by GQ Holdco (directly or indirectly) pursuant to this Section 4.10(b) on or before the due date for the payment of Taxes on any Tax Returns due after the Closing.

          (c)     Transfer Taxes. All sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges as levied by any Governmental Entity (including any interest and penalties) in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) will be paid fifty percent (50%) by Golden Queen and fifty percent (50%) by Gauss when due.

     4.11     Post-Closing Covenants. Golden Queen agrees that, in the event that LUK Holdco purchases any capital stock of Golden Queen pursuant the Rights Offering Backstop, Golden Queen shall provide to LUK Holdco, and shall cause each Subsidiary to provide to LUK Holdco, all information available to Golden Queen with respect to Golden Queen and each Subsidiary which is reasonably requested by LUK Holdco to enable LUK Holdco (or its direct or indirect owners) to comply with its (or their) United States federal income tax reporting obligations, including but not limited to rules relating to controlled foreign corporations and passive foreign investment companies (“PFICs”). Such assistance shall include providing information available to Golden Queen which is reasonably requested by LUK Holdco to enable LUK Holdco (or its direct or indirect owners) to comply with its obligations under Code Sections 1248, 1298(f), 6038, 6038B, 6038D, 6046 and 6046A, including information relating to earnings and profits as computed for United States federal income tax purposes. After the end of each taxable year, Golden Queen shall determine with respect to such taxable year if it is a controlled foreign corporation or a PFIC or if any of its Subsidiaries that is a foreign corporation for United States federal income tax purposes is a controlled foreign corporation or a PFIC, and if Golden Queen determines that Golden Queen is a PFIC for such taxable year, Golden Queen shall permit and cause each such Subsidiary which is determined to be a PFIC to permit LUK Holdco to make a qualified electing fund election with respect to its direct or indirect interest in such corporation pursuant to Section 1295 of the Code, and Golden Queen shall furnish or cause each such Subsidiary to furnish to LUK Holdco no later than sixty (60) days following the date such determination is made the relevant PFIC annual information statement pursuant to Treasury Regulation Section 1.1295 -1(g).

     4.12     Rights Offering. Subject to the terms and conditions of this Agreement and receipt of the approvals required from Governmental Entities and the TSX, and unless otherwise agreed in writing by Gauss, Golden Queen shall, no later than 30 days following the Closing Date, commence a rights offering by filing a registration statement with the SEC and a preliminary prospectus with certain of the securities commissions in Canada in relation thereto to provide gross proceeds to Golden Queen in an amount of up to forty-five million U.S. Dollars (US$45,000,000.00) providing shareholders with the opportunity to purchase additional capital stock in Golden Queen at a price determined by Golden Queen, in accordance with the terms set forth in the Rights Offering Term Sheet (the “Rights Offering”). LUK Holdco and Auvergne have agreed to purchase any capital stock of Golden Queen not acquired by the Golden Queen shareholders in such Rights Offering (the “Rights Offering Backstop”) on the terms and subject to the conditions set forth in the Rights Offering Commitment Agreement. Payment of the Commitment Fee is conditioned on Closing occurring, the Commitment Fee shall be due and payable at Closing, and the Commitment Fee shall be non-refundable when paid (regardless of the aggregate offering amount and whether or not the Rights Offering is consummated). Notwithstanding the foregoing, Golden Queen may, at its option, close the Rights Offering at any time within nine (9) months after the Closing Date (subject to extension as set forth in the JV Operating Agreement), but in no event earlier than September 30, 2014.

     4.13     Distribution at Closing. Golden Queen, GQ California, Auvergne, LUK Holdco and Gauss agree that, substantially concurrently with the Closing on the Closing Date, Gauss and GQ Holdco shall cause GQ California to, and GQ California shall, make a distribution in an aggregate amount of ten million U.S. Dollars (US$10,000,000.00) to GQ Holdco and Gauss in accordance with the distribution preferences set forth in the JV Operating Agreement. In addition, Golden Queen (for itself and on behalf of GQ Holdco), directs GQ California to withhold an amount equal to the Commitment Fee from the proceeds that would otherwise be distributed to GQ Holdco, and to pay such amount to LUK Holdco and Auvergne in accordance with Section 1.1(d). Golden Queen (for itself and on behalf of GQ Holdco) acknowledges and agrees that the direction referenced in the preceding sentence is for administrative convenience only, and that the distribution described in this Section 4.13 shall, regardless of the foregoing direction, be deemed to have been received in full by GQ Holdco.

     4.14     Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall (at its own cost and expense, except as provided in Section 6.3) at any time and from time to time, upon reasonable request, (a) do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, transfers or assignments as may be reasonably required to consummate the Transactions in accordance with the terms hereof and to cause to be fulfilled the closing conditions set forth in Article V, and (b) take such other actions as may be reasonably required in order to carry out the intent of or otherwise implement or give effect to this Agreement; provided, that in no event shall any Party be required to take any action which (i) increases in any way the liability or obligations of such Party, (ii) in the opinion of its counsel, is unlawful or would or could constitute a violation of any applicable Law or require the approval of any Governmental Entity or (iii) could reasonably be expected to prevent or materially impede, interfere with or delay the Transactions.

ARTICLE V - CONDITIONS PRECEDENT

     5.1     Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligations of each Party to consummate the Transactions shall be subject to the satisfaction (or, to the extent permitted under Law, waiver by the Parties) on or prior to the Closing Date of the following conditions: (a) GQ Stockholder Approval. The GQ Stockholder Approval shall have been received.

          (b)     Regulatory Approvals. All consents, approvals, and other authorizations required from a Governmental Entity and the TSX for the consummation of the Transactions shall have been obtained.

          (c)     No Restraints. No Law, injunction, order, judgment, ruling or decree enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity (collectively, “Restraints”) of competent jurisdiction located in the United States, Canada or any other jurisdiction in which the Parties or any of their respective Subsidiaries engages in material business activities, shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal.

     5.2     Additional Conditions to Obligations of LUK Holdco and Auvergne to Consummate the Transactions. The obligations of LUK Holdco, Gauss and Auvergne to effect the Transactions are further subject to the satisfaction (or, to the extent permitted under Law, waiver by LUK Holdco, Gauss and Auvergne) on or prior to the Closing Date of the following conditions:

          (a)     Representations and Warranties. (i) The representations and warranties of Golden Queen contained in Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.16(a) and 2.16(b) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and (ii) all other representations and warranties of Golden Queen contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (or, to the extent given as of a specific date, as of such date), except (in the case of this clause (ii)) for such failures to be true and correct that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (b)     Performance of Obligations of Golden Queen and GQ California. Each of Golden Queen and GQ California shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)     No MAE. Since the date of this Agreement, there shall not have been a Material Adverse Effect with respect to GQ California.

          (d)     Certificate. LUK Holdco and Auvergne shall have received a certificate of an executive officer of each of Golden Queen and GQ California, dated the Closing Date, certifying on behalf of Golden Queen and GQ California that the conditions specified in Section 5.2(a), Section 5.2(b) and Section 5.2(c) have been satisfied.

          (e)     Closing Deliverables. The deliverables set forth in Section 1.3 shall have been delivered.

          (f)     Conversion. GQ California shall have been converted into a California limited liability company in accordance with Section 4.8.

     5.3     Additional Conditions to Obligations of Golden Queen and GQ California to Consummate the Transactions. The obligation of Golden Queen and GQ California to consummate the Transactions is further subject to the satisfaction (or, to the extent permitted under Law, waiver by Golden Queen and GQ California) on or prior to the Closing Date of the following conditions:

          (a)     Representations and Warranties. The representations and warranties of LUK Holdco, Gauss and Auvergne, respectively, contained in Sections 3.1, 3.2, 3.3, 3.4 and 3.5 with respect to each such Party shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date; and all other representations and warranties of LUK Holdco, Gauss and Auvergne contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (or, to the extent given as of a specific date, as of such date), except for such failures to be true and correct that, individually and in the aggregate, do not prevent LUK Holdco, Gauss or Auvergne from consummating the Transactions.

          (b)     Performance of Obligations of LUK Holdco, Gauss and Auvergne. Each of LUK Holdco, Gauss and Auvergne shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

          (c)     Certificate. Golden Queen shall have received a certificate of an executive officer of each of LUK Holdco, Gauss and Auvergne, dated the Closing Date, certifying on behalf of each such Party that the conditions specified in Section 5.3(a) and Section 5.3(b) have been satisfied.

          (d)     Closing Deliverables. The deliverables set forth in Section 1.4, 1.5 and 1.6 shall have been delivered.

ARTICLE VI - TERMINATION

     6.1     Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date, whether before or after receipt of the GQ Stockholder Approval:

          (a)     by the unanimous written consent of the Parties; or

          (b)     by any of the Parties, if:

               (i)     the Transactions shall not have been consummated on or before December 31, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b)(i) shall not be available to any Party whose material breach of this Agreement has been the principal cause of the failure of the Transactions to be consummated on or before the Outside Date; or (ii) any Restraint having the effect set forth in Section 5.1(c) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b)(ii) shall not be available to any Party whose material breach of this Agreement has been the principal cause of the issuance of such final, non-appealable Restraint; or (iii) the GQ Stockholder Approval shall not have been obtained at the GQ Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(b)(iii) shall not be available to Golden Queen if it has failed to comply in all material respects with its obligations under Sections 4.1 and 4.2; or (c) by LUK Holdco, if: (i) (A) a material failure to perform or breach of any of Golden Queen’s or any of its Subsidiaries’ covenants or agreements set forth in Section 4.1 or Section 4.2 of this Agreement shall have occurred or (B) a failure to perform or breach of any of the Golden Queen’s or GQ California’s representations, warranties, covenants or agreements set forth in this Agreement shall have occurred, which breach or failure to perform (1) would (if it occurred or was continuing as of the Closing Date) give rise to the failure to be satisfied of a condition set forth in Sections 5.2(a), 5.2(b) or 5.2(e) and (2) cannot be cured by the Golden Queen or GQ California by the Outside Date or, if capable of being cured by Golden Queen or GQ California by the Outside Date, shall not have been cured within twenty (20) calendar days following receipt of written notice from LUK Holdco of such its intention to terminate this Agreement pursuant to this Section 6.1(c)(i) and the basis for such termination; or

               (ii)     (A) a GQ Adverse Recommendation Change shall have occurred; (B) Golden Queen shall have failed to include the GQ Board Recommendation in the Proxy Statement; or (C) the Board of Directors of Golden Queen or an authorized committee thereof (1) shall not have rejected any publicly disclosed Takeover Proposal within ten (10) days of the making thereof (including for these purposes by taking no position with respect to the acceptance by Golden Queen stockholders of a tender offer or exchange offer which shall constitute a failure to reject such Takeover Proposal) and (2) shall have failed to publicly reconfirm the GQ Board Recommendation within five (5) days after receipt of a written request from LUK Holdco that it do so following the making by any Person of a publicly disclosed Takeover Proposal; or

          (d)     by Golden Queen and GQ California if:

               (i)     a failure to perform or breach of any of LUK Holdco’s, Gauss’s or Auvergne’s representations, warranties, covenants or agreements set forth in this Agreement shall have occurred, which breach or failure to perform (1) would (if it occurred or was continuing as of the Closing Date) give rise to the failure to be satisfied of a condition set forth in Sections 5.3(a), 5.3(b) or 5.3(d) and (2) cannot be cured by LUK Holdco, Gauss or Auvergne by the Outside Date or, if capable of being cured by LUK Holdco, Gauss or Auvergne by the Outside Date, shall not have been cured within twenty (20) calendar days following receipt of written notice from Golden Queen stating Golden Queen’s intention to terminate this Agreement pursuant to this Section 6.1(d)(i) and the basis for such termination; or

               (ii)     prior to the receipt of the GQ Stockholder Approval, in order to enter into a transaction that is a Superior Proposal in accordance with Section 4.2, if concurrently with such termination Golden Queen enters into a definitive GQ Acquisition Agreement providing for such Superior Proposal and prior to or concurrently with such termination Golden Queen shall have paid to LUK Holdco the GQ Termination Fee due under Section 6.3(b).

     6.2     Effect of Termination. In the event of the termination of this Agreement as provided in Sections 6.1(b), 6.1(c) or 6.1(d), written notice thereof shall be given to the other Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the Confidentiality Agreement in accordance with its terms, this Section 6.2, Section 4.6(b), Section 6.3 and Article VII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of the Parties or their respective directors, officers and Affiliates, except (i) as provided in Section 6.3, and (ii) nothing shall relieve any Party from liability for fraud or any willful breach of this Agreement.

     6.3     Fees and Expenses.

          (a)     Except as otherwise provided below in this Section 6.3, whether or not the Transactions and the Rights Offering Transactions are consummated, all fees and expenses incurred in connection with this Agreement, the Transactions and the Rights Offering Transactions shall be paid by the Party incurring such fees or expenses.

          (b)     If after the date of this Agreement:

               (i)     (1) a Takeover Proposal shall have been made to Golden Queen (or to Golden Queen’s stockholders generally), or any Person shall have announced (or otherwise made known to the Board of Directors of Golden Queen) an intention (whether or not conditional) to make a Takeover Proposal, and

          (2)     following the occurrence of an event described in the preceding clause (1), this Agreement shall have been terminated (A) by Golden Queen or LUK Holdco pursuant to Section 6.1(b)(i) or Section 6.1(b)(iii), or (B) by LUK Holdco pursuant to Section 6.1(c)(i) in a circumstance not covered by Section 6.3(b)(ii)(A), and

          (3)     within six (6) months of the date this Agreement is terminated as described in the preceding clause (2), Golden Queen enters into a definitive GQ Acquisition Agreement with respect to, or consummates a transaction contemplated by, the Takeover Proposal referenced in Section 6.3(b)(i)(1) (provided, that for purposes of this clause (3), the references to “twenty percent (20%)” in the definition of Takeover Proposal shall be deemed to be references to “fifty percent (50%)”); or

               (ii)     this Agreement shall have been terminated by LUK Holdco (A) prior to the GQ Stockholders Meeting pursuant to Section 6.1(c)(i) and Golden Queen’s breach or failure triggering such termination shall have been a material breach of (or failure to comply with) Golden Queen’s obligations under Section 4.1 or Section 4.2, or (B) pursuant to Section 6.1(c)(ii); or

               (iii)     this Agreement shall have been terminated by Golden Queen pursuant to Section 6.1(d)(ii); then, Golden Queen shall pay, as liquidated damages and not as a penalty, 67.5% of the GQ Termination Fee to LUK Holdco by wire transfer of immediately available funds to an account to be designated by LUK Holdco and 32.5% of the GQ Termination Fee to Auvergne by wire transfer of immediately available funds to an account to be designated by Auvergne (x) in the case of Section 6.3(b)(i), within two Business Days following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal as described in Section 6.3(b)(i) (and in any event not later than five (5) Business Days after delivery to Golden Queen of notice of demand for payment thereunder); (y) in the case of Section 6.3(b)(ii), promptly following termination of this Agreement by LUK Holdco or Gauss pursuant to Section 6.1(c)(ii) (or Section 6.1(c)(i) in the circumstance described in Section 6.3(b)(ii)(A)) (and in any event not later than five Business Days after delivery to Golden Queen of notice of demand for payment thereunder); and (z) in the case of Section 6.3(b)(iii), simultaneously with the termination of this Agreement by Golden Queen. “GQ Termination Fee” shall mean an amount equal to two million five hundred thousand U.S. Dollars (US$2,500,000.00) minus any amounts actually paid by Golden Queen pursuant to Section 6.3(c).

          (c)     If after the date of this Agreement, this Agreement shall have been terminated pursuant to Sections 6.1(b)(i), 6.1(b)(ii), 6.1(b)(iii) or 6.1(c), then (A) Golden Queen shall pay (1) an amount of two million U.S. Dollars (US$2,000,000.00) to LUK Holdco in respect of its Expenses and (2) an amount of two hundred seventy five thousand U.S. Dollars (US$275,000.00) to Auvergne in respect of its Expenses, in each case, by wire transfer of immediately available funds, and (B) neither LUK Holdco nor Auvergne shall have the right to claim reimbursement for Expenses in excess of the amounts set forth in the preceding clause (A) if this Agreement shall have been terminated. Notwithstanding the foregoing, Golden Queen shall remain obligated to pay the GQ Termination Fee (less the amounts actually paid to LUK Holdco and Auvergne pursuant to this Section 6.3(c)) if the GQ Termination Fee is payable pursuant to Section 6.3(b).

          (d)     Any payment required to be made in circumstances in which Expenses are payable to LUK Holdco and Auvergne pursuant to Section 6.3(c), such payment shall be made to LUK Holdco and Auvergne promptly following termination of this Agreement (and in any event not later than fifteen (15) days after delivery to Golden Queen of notice of demand for payment thereunder).

          (e)     In the event that Golden Queen shall fail to pay the GQ Termination Fee and/or Expenses, as applicable, required to be paid pursuant to this Section 6.3 when due, such unpaid GQ Termination Fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date the GQ Termination Fee and/or Expenses, as the case may be, became past due, at a rate equal to (A) the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made plus (B) five percent (5%). In addition, if Golden Queen shall fail to pay the GQ Termination Fee and/or Expenses, as the case may be, when due, then Golden Queen shall also pay to the claimant all of that claimant’s reasonable and documented out-of-pocket attorneys’ fees and other costs and expenses in connection with efforts to collect such payments.

          (f)     Each of the Parties acknowledges that the covenants and agreements contained in this Section 6.3 are an integral part of the Transactions.

ARTICLE VII - MISCELLANEOUS

     7.1     Amendments; Waivers; Etc.

          (a)     At any time prior to the Closing Date, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the GQ Stockholder Approval, by written agreement of the Parties; provided, however, that following approval of the Transactions by the stockholders of Golden Queen, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Golden Queen without such approval.

          (b)     At any time prior to the Effective Time, any Party may, subject to Law, (i) waive any inaccuracies in the representations and warranties of any other Party hereto, (ii) extend the time for the performance of any of the obligations or acts of any other Party hereto, (iii) waive compliance by the other party with any of the agreements contained herein or (iv) except as otherwise provided herein, waive any of such Party’s conditions. No failure or delay by the Parties in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

     7.2     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 7.2 shall be null and void.

     7.3     Entire Agreement. This Agreement, the GQ Disclosure Schedule, the Disclosure Schedules of the Parties and the Exhibits hereto constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

     7.4     No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties (and their respective successors and permitted assigns) any right or remedy of any nature whatsoever under or by reason of this Agreement.

     7.5     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State.

     7.6     Arbitration.

          (a)     The Parties hereby irrevocably agree that except as provided in Section 7.7, any legal action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, shall be resolved by binding arbitration (“Arbitration”) in accordance with the following procedures:

          (b)     Initiation of the Arbitration. The party or parties on one side of the dispute(s) (collectively the “Claimant”) may initiate the Arbitration by sending to the Party or Parties on the other side of the dispute(s) (collectively the “Respondent”) written notice identifying the matter(s) in dispute and invoking the procedures of this Section 7.6 (the “Demand”). The Demand shall include a statement setting forth the nature of the dispute(s), the amount in controversy, if any, and the remedy sought. Within thirty (30) days of receipt of the Demand, the Respondent shall submit a statement (the “Answer”), that shall set forth the Respondent’s response(s) to the Claimant’s claim(s) and any counterclaims asserted by the Respondent, setting forth the nature and amount of such counterclaim(s), and the remedy sought by the Respondent. Within ten (10) days following the Answer, the parties shall meet and confer to try to resolve the dispute(s).

          (c)     Selection of the Arbitrators. If, after meeting and conferring, the parties are unable to resolve the dispute(s), the Claimant shall submit the Demand and Answer, along with the required fees, to the Judicial Arbitration and Mediation Services (“JAMS”) resolution center in New York, New York. In accordance with the Arbitration Rules, JAMS will provide a list of at least five (5) arbitrator candidates, each of whom shall be a former federal district court judge of a United States District Court or a former justice of the Chancery Court of the State of Delaware. If the Parties are unable to agree on an arbitrator from the list, then, in accordance with the Arbitration Rules, within seven (7) days of receipt of the list, each Party may strike two (2) names and shall strike the remaining candidates in order of preference. The remaining arbitrator candidate with the highest composite ranking shall be appointed as the arbitrator (the “Arbitrator”). The Parties shall use commercially reasonable efforts to engage the Arbitrator within fifteen (15) days of filing their dispute with JAMS.

          (d)     Rules of Procedure. Except as modified in this Section 7.6, the Arbitration proceeding shall be conducted in accordance with the JAMS Comprehensive Arbitration Rules & Procedures, effective October 1, 2010 (collectively, the “Arbitration Rules”).

          (e)     Discovery. Except as set forth herein, the Arbitration shall proceed consistent with JAMS’ discovery rules. The parties shall have twenty (20) Business Days following the date the Arbitrator is engaged (the “Arbitrator Engagement Date”) to serve not more than fifteen (15) written document requests and not more than ten (10) interrogatories (including subparts). Objections to document requests, and responses to interrogatories, shall be due thirty (30) Business Days after service on the party(ies) from whom such discovery is sought. The parties shall complete production of documents not more than sixty (60) days after service of document requests, provided, however, that if a party objects to a document request and a motion to compel production is made, a party shall have fifteen (15) days after the Arbitrator resolves that motion to compel to produce any additional documents required by the Arbitrator’s Order. The party(ies) on each side of the dispute shall have the opportunity to take up to ten (10) depositions, with each deposition limited to seven hours of testimony. Such depositions shall be completed within six (6) months of the Arbitrator Engagement Date. Upon good cause shown by the requesting party(ies), the Arbitrator can modify the scope of discovery available to the parties and the discovery schedule set forth herein.

          (f)     The Arbitration Hearing. At a date that is mutually convenient to the Arbitrator and the parties, but commencing no later than thirty (30) days following the close of discovery, the Arbitrator shall commence the arbitration hearing (the “Arbitration Hearing”). The Arbitration Hearing shall take place in New York, New York, at a location mutually selected by the parties or, absent agreement, chosen by the Arbitrator. The Arbitration Hearing need not run for consecutive days but must be completed within sixty (60) days following commencement of the Arbitration Hearing. At the Arbitration Hearing, the Arbitrator is bound to follow the substantive laws of Delaware applicable to the issues in the case, without regard to conflict of law principles. A failure to follow such law is grounds for a challenge to the award. Upon a showing of good cause by the requesting party(ies), the Arbitrator, using his or her reasonable discretion, shall determine the need to modify the time limits set forth in this Section 7.6.

          (g)     Form of Decision. The Arbitrator shall render a reasoned award in writing, setting forth the decision, the basis therefore, and the relief to be granted to the party(ies) on each side of the dispute (the “Award”), no later than thirty (30) days following the last day of the Arbitration Hearing. In no event shall the Arbitrator award punitive damages to any of the parties involved in the dispute. The Arbitrator’s decision shall be a final and binding determination of the dispute. Judgment upon the Award may be entered exclusively in the United States District Court for the Southern District of New York; provided, however, that if that court lacks jurisdiction, then the decision may be entered in the Supreme Court of the State of New York, County of New York.

          (h)     Payment of Arbitration Expenses. The Claimant(s) and the Respondent(s) shall each pay fifty percent (50%) of the Arbitrator’s fees and expenses while the arbitration is pending.

          (i)     Submission to Jurisdiction. To the extent any party seeks to challenge or dispute the scope, jurisdiction, conduct or result of the Arbitration, or requires judicial intervention in aid or furtherance of the Arbitration, such party(ies) shall bring such action exclusively in the United States District Court for the Southern District of New York; provided, however, that, if subject matter jurisdiction is unavailable in that court, then all such claims shall be transferred to or otherwise brought, heard and determined exclusively in the Supreme Court of the State of New York, County of New York (the “Agreed Court”). With respect to any such action, each party irrevocably submits to the exclusive jurisdiction of the Agreed Court, and agrees that it shall not attempt to deny or defeat personal jurisdiction by motion or other request for leave from such court, shall not argue that such court is an inconvenient forum, and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.

          (j)     Attorneys’ Fees and Costs. The prevailing party in the Arbitration shall be entitled to seek payment of its reasonable out-of-pocket costs and expenses (including reasonable and documented fees and disbursements of counsel and other professionals). To the extent the Arbitrator awards less than all of the relief requested, the Arbitrator shall award the reasonable out-of-pocket costs and expenses of a party in proportion to the extent such party prevailed in the Arbitration. If a party fails to proceed with the Arbitration, unsuccessfully challenges the Award, or fails to comply with the Award, the party(ies) on the other side of the dispute shall be entitled to recover its(their) costs of suit including reasonable attorneys’ fees for having to compel arbitration or defend or enforce the Award.

          (k)     Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, the each of the Parties hereby waives, and covenant that they will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, action or cause of action arising out of or based upon this Agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise.

     7.7     Specific Enforcement. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Agreed Court, without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond or other security in connection therewith); specific performance being in addition to any other remedy to which the Parties are entitled at law or in equity.

     7.8     Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     7.9     Notices. All notices, requests, demands and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, telecopy faxed (which is confirmed), emailed (with proof of transmission) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

If to LUK Holdco or Gauss, to:

Gauss Holdings LLC
c/o Leucadia National Corporation
520 Madison Avenue
New York, NY 10022
Attention: Jimmy Hallac
Email: jhallac@leucadia.com
Fax: 212-598-4869

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges, LLP
767 Fifth Ave
New York, NY 10153
Attention: Andrea A. Bernstein and Matthew J. Gilroy
Email: andrea.bernstein@weil.com and matthew.gilroy@weil.com
Fax: 212-310-8007

If to Golden Queen, to:

Golden Queen Mining Co. Ltd.
6411 Imperial Avenue
West Vancouver, British Columbia, Canada V7W 2J5
Attention: H. Lutz Klingmann (President) and Andrée St-Germain (Chief Financial Officer)
Email: lklingmann@goldenqueen.com and astgermain@goldenqueen.com with copies (which shall not constitute notice) to:

Morton Law LLP
1200 - 750 West Pender Street
Vancouver, British Columbia
Canada, V6C 2T8
Attention: Edward L. Mayerhofer, Esq.
Email: elm@mortonlaw.ca
Fax: (604) 681-9652

and

Dorsey & Whitney LLP
1400 Wewatta Street, Suite 400
Denver, CO 80202
Attention: Kenneth Sam, Esq.
Email: sam.kenneth@dorsey.com
Fax: (303) 629-3450

If to Auvergne, to it at:

c/o East Hill Management Company
10 Memorial Drive
Suite 902
Providence, RI 02903
Email: thomas.clay@easthillmgt.com
Fax: (401) 490-0749

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Attention: William A. Levine, Esq.
Email: wlevine@sandw.com
Fax: (617) 338-2880

or such other address, email or telecopy fax number as such Party may hereafter specify by like notice to the other Parties. All such notices, requests, demands and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request, demand or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

     7.10     Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

          “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

          “Approved Project Boundary” shall mean the approved permit boundary under the Conditional Use Permits (CUP Case No. 41 and CUP Case No. 22) issued by the Kern County Board of Supervisors and the Plan of Operations approved by the US Bureau of Land Management for the Soledad Mountain Project as depicted in “Figure 2 Land Status Map” on Appendix G-1 to Section 2.16(a) of the GQ Disclosure Schedule.

          “Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          “Contract” shall mean any loan or credit agreement, indenture, debenture, note, bond, mortgage, lease, license or other contract, agreement or instrument, whether written or oral.

          “Environmental Law” shall mean any law, now or hereafter in effect, aimed at or in any way relating to the protection of human health and safety, the environment or natural resources, or reclamation or restoration of the GQ Properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. § 11001 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300 et seq.), the Pollution Prevention Act (42 U.S.C. § 13101 et seq.), the Federal Mine Safety and Health Act (30 U.S.C. § 801 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all counterpart or other similar California laws, including, without limitation, Division 20, Chapter 6.5 of the California Health & Safety Code (Hazardous Waste Control, Division 20, Chapter 6.8 of the California Health & Safety Code (the Carpenter-Presley-Tanner Hazardous Substance Act), Division 20, Chapter 6.6 (the Safe Drinking Water and Toxic Enforcement Act of 1986), Division 7 of the California Water Code (the Porter-Cologne Water Quality Control Act) and Chapter 9, Division 2 of the California Public Resources Code (the Surface Mining and Reclamation Act), as each has been or may be amended, and the regulations promulgated pursuant thereto, and common law principles, including, without limitation, nuisance, trespass and negligence.

          “Environmental Permit” shall mean any Permit required by Environmental Laws for the operation of the business of the applicable Person.

          “Equity Interests” shall mean, with respect to GQ California, any issued and outstanding shares of capital stock of GQ California, and upon conversion of GQ California into a limited liability company, any issued and outstanding limited liability company membership interests of GQ California.

          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          “Expense Reimbursement Letter” means that certain letter agreement, by and between Golden Queen and GQ California, to be dated as of the Closing Date, relating to the reimbursement by GQ California of certain expenses of Golden Queen, substantially in the form attached hereto as Exhibit C.

          “Expenses” shall mean all out-of-pocket fees and expenses (including fees and expenses of counsel, accountants, financial advisors and investment bankers) reasonably incurred by or on behalf of a Party or its Affiliates, as the case may be, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement or transactions contemplated by this Agreement.

          “GAAP” shall mean generally accepted accounting principles in the United States.

          “Governmental Entity” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

          “GQ California Inter-corporate Debt” shall mean the inter-corporate loans and guarantees of GQ California as set forth in Section 2.2 of the GQ Disclosure Schedule.

          “GQ Stockholder Approval” shall mean the approval of the shareholders of Golden Queen of the Transactions by a majority of the votes cast on the Transaction resolution by the shareholders of Golden Queen present in person or by proxy at the GQ Shareholders Meeting, excluding those votes in respect of shares of Golden Queen that are required to be excluded pursuant to the requirements of the TSX, and otherwise in accordance with applicable Canadian Provincial securities laws, the requirements of the TSX and the Business Corporation Act (British Columbia).

          “Hazardous Material” shall mean any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.

          “Industry” shall have the meaning set forth in the definition of Material Adverse Effect.

          “Intellectual Property” shall mean all right, title and interest in or relating to intellectual property, whether protected, creating or arising under the laws of the United States or any other jurisdiction, including: (a) all patents, patent applications, patent disclosures and all related continuations, divisionals, continuations in part, reissues, reexaminations, utility models, certificates of invention, industrial designs, and design patents, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, together with all goodwill associated with any of the foregoing, and all registrations and applications therefor including all extensions, modifications, and renewals of same, (c) all registered and unregistered copyrights in both published and unpublished works and all moral rights, and applications for registration thereof, (d) all Internet domain names and registration rights, uniform resource locators, internet or worldwide web sites or protocol addresses, and all related content and programming, and (e) trade secrets, computer software, including source code, know-how, recipes, product specifications and formulations or any other proprietary information.

          “IRS” shall mean the Internal Revenue Service.

          “Knowledge” shall mean, the actual knowledge, after due inquiry, of the individuals listed on Exhibit D.

          “Law” shall mean any law, statute, code, rule, regulation or ordinance of a Governmental Entity.

     “Legal Proceeding” shall mean any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Entity or other Person.

     “Licensed Intellectual Property” shall mean any and all Intellectual Property that is licensed to GQ California.

     “Liens” shall mean any pledge, lien, charge, right of first refusal or other option to purchase or otherwise acquire any interest, easement, security interest or other encumbrance.

     “Material Adverse Effect” shall mean, with respect to any Party, any change, development, occurrence, event that has, or would reasonably be expected to have, a material adverse effect on the financial condition, assets, liabilities, business or results of operations of such Party and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would be expected to occur:

          (i)     changes, developments, occurrences or events generally affecting (A) the economy, or securities, financial, capital or credit markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) any industry in which such Party or its Subsidiaries operate (such Party’s “Industry”), and

          (ii)     (A) changes in Law or in generally accepted accounting principles or accounting standards, or changes in general legal, regulatory or political conditions, (B) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (C) any action taken by such Party or its Subsidiaries as required by this Agreement or with the written consent of the other Parties hereto, (D) changes arising out of, resulting from or attributable to the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, or (E) any decline in the market price, or change in trading volume, of the capital stock of such Party, or any failure to meet internal or publicly announced revenue or earnings projections; provided further, however, that:

          (x)     changes, developments, occurrences, events or effects referred to in clauses (i), (ii)(A), (ii)(B) and (ii)(E) of this definition may constitute (and may be taken into account in determining the occurrence or expected occurrence of) a Material Adverse Effect to the extent they adversely affect such Party and its Subsidiaries in a disproportionate manner relative to other participants in such Party’s Industry,

          (y)     clause (ii)(E) of this definition shall not prevent a determination that the underlying cause of any decline, change or failure referred to therein is a Material Adverse Effect.

          “Mineral Interests” shall mean all mineral rights, patented mining claims, unpatented mining claims, millsites, mineral leases and millsite leases within or relating to the GQ Properties.

          “Mining Claims” means unpatented mining claims and millsites.

          “Order” means any decree, ruling, order, judgment, writ, award, injunction, stipulation or consent of or by, or settlement agreement with, a Governmental Entity.

          “Organizational Documents” shall mean, with respect to an entity, its certificate of incorporation, articles of incorporation, by-laws, articles of association, memorandum of association, certificate of trust, trust agreement, partnership agreement, limited partnership agreement, certificate of formation, limited liability company agreement or operating agreement, as applicable.

          “Owned Intellectual Property” shall mean any and all Intellectual Property that is owned or purported to be owned by GQ California.

          “Permit” shall mean a permit, license, franchise or authorization from a Governmental Entity.

          “Permitted Liens” shall mean (i) statutory Liens for Taxes, assessments or other similar charges by Governmental Authorities securing payments not yet due or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which proper reserves have been established to the extent required by GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens which arise in the ordinary course of business and (iii) such other Liens or imperfections of title that, individually and in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of, or materially impair the existing use of, the property or asset affected by the applicable Lien.

          “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Entity.

          “Release” shall mean any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

          “Remedial Action” shall mean all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

          “Rights Offering Term Sheet” means the term sheet attached hereto as Exhibit E and setting forth the main terms of the Rights Offering.

          “Rights Offering Transactions” refers collectively to the Rights Offering, the Rights Offering Commitment Agreement, and the transactions contemplated thereby.

          “SEC” shall mean the U.S. Securities and Exchange Commission.

          “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          “Soledad Mountain Project” shall mean that certain mine exploration, development and operating project located in Kern County, California and owned and controlled by GQ California to be developed and operated in accordance with the JV Operating Agreement.

          “Subsidiary” shall mean any corporation, limited liability company, partnership, trust or other entity of which the applicable entity owns (either alone, directly, or indirectly through, or together with, one or more of its Subsidiaries) fifty percent (50%) or more of the equity interests the holder of which is generally entitled to vote for the election of the board of directors or governing body of such corporation, limited liability company, partnership, trust or other entity.

          “Tax Claim” shall mean any Legal Proceeding with respect to Taxes of GQ California.

          “Taxes” shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, escheat, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) all Liabilities in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee or successor Liability, operation of Law, Treasury Regulation Section 1.1502 -6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

          “Tax Return” shall mean any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated, unitary or similar returns for any group of entities that includes GQ California or any of its Affiliates.

          “Taxing Authority” shall mean the IRS and any other Governmental Entity responsible for the administration or collection of any Tax.

          “Transactions” refers collectively to this Agreement and the transactions contemplated hereby, excluding, for the avoidance of doubt, the Rights Offering Transactions.

          “Water Rights” shall mean all water rights, well rights, water shares, contract rights, water allotments, owned and leased property necessary to maintain the right to withdraw groundwater as a land owner or lessee, and rights to divert water, including surface or groundwater resources, or place water to use, of any kind, appurtenant to or relating to the GQ Properties and operation of the business of GQ California as presently conducted and as contemplated to be conducted under the JV Operating Agreement, including the development and operation of the Soledad Mountain Project, including those water rights and right to divert water or place water to use set forth in Section 2.16(f) and described in Section 2.16(f) of the GQ Disclosure Schedule.

          The following terms are defined in the provision of this Agreement set forth opposite such term below:

4.2 Notice	Section 4.2(b)
Acceptable Confidentiality Agreement	Section 4.2(d)(i)
Additional Property	Section 2.16(a)
Additional Properties	Section 2.16(a)
Agreed Court	Section 7.6(i)
Agreement	Preamble
Answer	Section 7.6(b)
Arbitration	Section 7.6(a)
Arbitration Engagement Date	Section 7.6(e)
Arbitration Hearing	Section 7.6(f)
Arbitration Rules	Section 7.6(d)
Arbitrator	Section 7.6(c)
Auvergne	Preamble
Award	Section 7.6(g)
Balance Sheet Date	Section 2.7(f)
Bankruptcy and Equity Exception	Section 2.3
Claimant	Section 7.6(b)
Closing	Section 1.2
Closing Date	Section 1.2
Commitment Fee	Recitals
Demand	Section 7.6(b)
Financial Statements	Section 2.7(d)
Gauss	Preamble
Gauss Operating Agreement	Recitals
Golden Queen	Preamble
Golden Queen SEC Documents	Section 2.7(a)
Governmental Fees	Section 2.22(a)
GQ Acquisition Agreement	Section 4.2(b)
GQ Adverse Recommendation Change	Section 4.2(b)
GQ Benefit Plans	Section 2.13
GQ Board Recommendation	Section 4.1(b)
GQ California	Preamble
GQ Disclosure Schedule	ARTICLE II
GQ Holdco	Recitals
GQ Intellectual Property	Section 2.15(a)
GQ Material Contract	Section 2.11(a)
GQ Permits	Section 2.10(b)
GQ Property	Section 2.16(a)

GQ Properties	Section 2.16(a)
GQ Stockholders Meeting	Section 4.1(a)
GQ Termination Fee	Section 6.3(b)(iii)
Intellectual Property Licenses	Section 2.15(a)
Interests	Recitals
Interim Advances	Section 4.4(b)(vi)
Intervening Event	Section 4.2(d)(ii)
JAMS	Section 7.6(c)
Joint Venture	Recitals
JV Operating Agreement	Recitals
LUK	Recitals
LUK Holdco	Preamble
Mining Claim	Section 2.16(a)
Mining Claims	Section 2.16(a)
Newly Issued Interests	Recitals
Outside Date	Section 6.1(b)(i)
Owned Property	Section 2.16(a)
Owned Properties	Section 2.16(a)
Party	Preamble
Parties	Preamble
Personal Property Leases	Section 2.20(b)
PFICs	Section 4.11
Post-Closing Tax Period	Section 4.10(b)
Pre-Closing Tax Period	Section 4.10(b)
Proxy Statement	Section 4.1(a)
Purchase Price	Section 1.1
Real Property Lease	Section 2.16(a)
Real Property Leases	Section 2.16(a)
Related Persons	Section 2.17
Representatives	Section 4.2(a)
Respondent	Section 7.6(b)
Restraints	Section 5.1(c)
Rights Offering	Section 4.12
Rights Offering Backstop	Section 4.12
Rights Offering Commitment Agreement	Recitals
Sarbanes-Oxley Act	Section 2.7(a)
Superior Proposal	Section 4.2(d)(iii)
Takeover Proposal	Section 4.2(d)(iv)
Transfer Taxes	Section 4.10(c)
TSX	Section 4.3(b)

     7.11     Interpretation.

          (a)     When a reference is made in this Agreement to an Article, a Section, Schedule or Exhibit, such reference shall be to an Article of, a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “including“ is used in this Agreement, it shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any Schedule or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

          (b)     The GQ Disclosure Schedule and the Disclosure Schedules of the other Parties shall identify items of disclosure by reference to a particular section or subsection of this Agreement; provided that any matter disclosed with respect to one section or subsection of this Agreement shall be deemed disclosed for purposes of all other sections or subsections of this Agreement to the extent its relevance to such other sections or subsections is readily apparent.

          (c)     The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

     7.12     Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

[signature page follows]

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

GAUSS HOLDINGS LLC

By:	/s/ Haim Jimmy Hallac
Name:	Haim Jimmy Hallac
Title:	Vice President

GAUSS LLC

By:	/s/ Haim Jimmy Hallac
Name:	Haim Jimmy Hallac
Title:	Vice President

AUVERGNE, LLC

By:	/s/ Thomas M. Clay
Name:	Thomas M. Clay
Title:	Manager

GOLDEN QUEEN MINING CO. LTD.

By:	/s/ H. Lutz Klingmann
Name:	H. Lutz Klingmann
Title:	President and Chief Executive Officer

GOLDEN QUEEN MINING COMPANY, INC.

By:	/s/ H. Lutz Klingmann
Name:	H. Lutz Klingmann
Title:	President

[Transaction Agreement]

Exhibit A

JV Operating Agreement

(see attached)

Exhibit B

Gauss Operating Agreement

(see attached)

Exhibit C

Expense Reimbursement Letter

(see attached)

Exhibit D

Knowledge

H. Lutz Klingmann
Thomas M. Clay
Bryan A. Coates
Guy Le Bel
Bernard Guarnera
Andrée St-Germain

Exhibit E

Rights Offering Term Sheet

(see attached)